Exhibit D-1



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                             )
Entergy Services, Inc.,                      )
                                             )
on behalf of the Entergy Operating           )    Docket No. RT01-
Companies: Entergy Arkansas, Inc., Entergy   )                    ------
Gulf States, Inc., Entergy Louisiana, Inc.,  )
Entergy Mississippi, Inc., and Entergy       )
New Orleans, Inc.                            )


              APPLICATION OF ENTERGY SERVICES, INC. FOR APPROVAL OF
            A REGIONAL TRANSMISSION ORGANIZATION AND APPROVAL OF THE
                 TRANSFER OF TRANSMISSION ASSETS TO A REGIONAL
                            TRANSMISSION ORGANIZATION

Kent R. Foster                               William S. Scherman
Vice President, Regulatory Affairs           Gerard A. Clark
Kimberly H. Despeaux                         W. Mason Emnett
Director, Federal Regulatory Affairs         Skadden, Arps, Slate,
Entergy Services, Inc.                         Meagher & Flom LLP
639 Loyola Avenue                            1440 New York Avenue, N.W.
New Orleans, Louisiana  70113                Washington, D.C. 20005
(504) 576-4867                               (202) 371-7060
(504) 576-3989 (fax)                         (202) 371-7897 (fax)

                                             Floyd L. Norton, IV
                                             Morgan, Lewis & Bockius LLP
                                             1800 M Street, N.W.
                                             Washington, D.C.  20036-5869
                                             (202) 467-7620
                                             (202) 467-7176 (fax)


Dated: October 16, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.   EXECUTIVE SUMMARY........................................................4
II.  BACKGROUND..............................................................10
     A.   Entergy and the SPP................................................10
     B.   Development of the SPP Partnership RTO.............................12
          1.   Entergy's Plan To Create a Transco............................12
          2.   Creation of the SPP Partnership RTO...........................15
     C.   Description of the SPP Partnership RTO Proposal....................19
          1.   Overview......................................................19
          2.   The Transco's Structure.......................................21
          3.   The SPP Partnership RTO MOU...................................26
          4.   Status of the Congestion Management Regime....................29
     D.   Future Filings Regarding the SPP Partnership RTO...................31
          1.   December 2000 Rate Filing.....................................32
          2.   SPP Tariff Filing and Entergy Conforming Filing...............33
III. REQUEST FOR APPROVAL OF THE
     SPP PARTNERSHIP RTO UNDER ORDER NO. 2000................................35
     A.   The Structure of the SPP Partnership RTO is Consistent
          With Order No. 2000 and Otherwise Just and Reasonable..............35
     B.   The SPP Partnership RTO Meets the Minimum Characteristics..........39
          1.   The RTO Complies With the Independence Principle
               (Characteristic No. 1)........................................39
               a.   The RTO Has No Financial Interest
                    in Any Market Participant................................40
               b.   The RTO Has a Decision-Making Process
                    Independent of any Market Participant or
                    Class of Market Participants.............................42


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


               c.   The RTO Has Exclusive and Independent
                    Authority to Propose Rates, Terms and
                    Conditions under FPA Section 205.........................46
               d.   The RTO Complies with the
                    Independence Audit Requirement...........................47
          2.   The RTO Is Of Sufficient Scope and Configuration
               (Characteristic No. 2)........................................48
          3.   The RTO Has Sufficient Operating Authority Over the
               Transmission Facilities Under its Control
               (Characteristic No. 3)........................................52
          4.   The RTO Has Exclusive Authority for Maintaining Short-Term
               Reliability of the Grid (Characteristic No. 4)................54
     C.   The SPP Partnership RTO Satisfies the
          Eight Minimum Functions............................................56
          1.   The RTO Is the Sole Administrator of its Own Tariff
               (Function No. 1)..............................................56
          2.   The RTO Will Develop and Operate Market Mechanisms
               to Manage Congestion (Function No. 2).........................59
          3.   The RTO Will Develop and Implement Procedures
               to Address Parallel Path Flow Issues Within Its Region
               and Other Regions (Function No. 3)............................61
          4.   The RTO Will Serve As Provider of Last Resort for
               Ancillary Services (Function No. 4)...........................62
          5.   The RTO Will Be the OASIS Administrator for All
               Transmission Facilities Under Its Control
               (Function No. 5)..............................................64
          6.   The RTO Will Perform a Market-Monitoring Function (Function
               No. 6)........................................................65


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


          7.   The RTO Will Comply With the Planning
               and Expansion Function  (Function No. 7)......................65
          8.   The RTO Will Ensure Interregional Coordination
               (Function No. 8)..............................................65
     D.   The RTO Meets The Other Requirements of Order No. 2000.............65
          1.   Entergy and SPP Partnership RTO Have Engaged in an
               Extensive Stakeholder Process.................................65
          2.   The SPP Partnership RTO Complies With the Open Architecture
               Requirement...................................................65
          3.   The SPP Partnership RTO Has Made An Effort to
               Include Public Power..........................................65
IV.  REQUEST FOR APPROVAL OF THE TRANSFER OF
     TRANSMISSION ASSETS UNDER FPA SECTION 203...............................65
     A.   Overview of the Transfer of Transmission Facilities................65
     B.   Description of the Transferred Facilities..........................65
     C.   The Transfer of Facilities is Consistent with the Public Interest..65
          1.   Effect on Competition.........................................65
          2.   Effect on Rates...............................................65
          3.   Effect on Regulation..........................................65
     D.   Information Required by Section 33.2 of the Commission's
          Regulations........................................................65
     E.   Exhibits Required Pursuant to Section 33.3 of the
          Commission's Regulations...........................................65
V.   NOTICES AND COMMUNICATIONS..............................................65
VI.  CONCLUSION..............................................................65


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


                                   ATTACHMENTS
                                   -----------

Attachment A             Transco LLC Agreement

Attachment B             Managing Member By-Laws

Attachment C             Certificate of Incorporation of Managing Member

Attachment D             Transco Implementation Plan

Attachment E             Pro Forma Operating Agreement

Attachment F             Pro Forma Agency Agreement

Attachment G             SPP Partnership RTO Memorandum of Understanding

Attachment H             Board Minutes approving SPP Partnership RTO Memorandum
                         of Understanding and Board Minutes approving Congestion
                         Management Agreement in Principle

Attachment I             Gallaher Testimony

Attachment J             Owens Testimony

Attachment K             Bartlett Testimony

Attachment L             Williford Testimony

Attachment M             Langston Testimony

Attachment N             Schnitzer Testimony


Appendix 1               List of Territories Served by Applicant
Appendix 2               Notice
Exhibit I                Map of Entergy Transmission System


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


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                                   )
Entergy Services, Inc.,                            )
                                                   )
        on behalf of the Entergy Operating         )  Docket No. RT01-
        Companies: Entergy Arkansas, Inc., Entergy )                  ------
        Gulf States, Inc., Entergy Louisiana, Inc.,)
        Entergy Mississippi, Inc., and Entergy     )
        New Orleans, Inc.                          )

             APPLICATION OF ENTERGY SERVICES, INC. FOR APPROVAL OF A
             REGIONAL TRANSMISSION ORGANIZATION AND APPROVAL OF THE
                 TRANSFER OF TRANSMISSION ASSETS TO A REGIONAL
                            TRANSMISSION ORGANIZATION

          Pursuant to Order Nos. 2000 and 2000-A,1 Sections 203 and 205 of the Federal Power Act ("FPA"), 16 U.S.C. ss. ss. 824b & 824d, and Section 35.34 and
Part 33 of the Commission's Regulations, 18 C.F.R. ss. 35.34 & Part 33 (2000), Entergy Services, Inc., on behalf of the Entergy Operating Companies, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. (collectively "Entergy"), submits this Application ("the Application") for Approval of a Regional Transmission Organization ("RTO") and the Transfer of Transmission Assets to an RTO. In the Application, Entergy details the "SPP Partnership RTO" proposal, under which Entergy will create an independent, incentive-driven transmission company ("Transco") to operate under the oversight, and within the umbrella, of


------------------------
1    Regional Transmission Organizations, Order No. 2000, FERC Stats. & Regs.
P. 31,089 (1999), order on reh'g, Order No. 2000-A, FERC Stats. & Regs. P. 31,092 (2000).


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


the RTO created by the Southwest Power Pool ("SPP RTO"). Entergy seeks approval of the SPP Partnership RTO as an RTO under Order No. 2000. Entergy also seeks approval under Section 203 of the FPA to transfer the transmission assets of the Entergy Operating Companies to the Transco that will operate as part of the SPP Partnership RTO. As discussed below, the approvals sought here are conditioned on the outcome of future filings needed for Entergy to participate in an SPP Partnership RTO Partnership arrangement.

          As discussed further below, the Application is the first phase of Entergy's plan to obtain the regulatory approvals necessary to have the Transco and the SPP Partnership RTO operational no later than December 15, 2001, as required by Order No. 2000. Entergy and the SPP have reached agreement on the general principles governing the SPP Partnership RTO, including an agreement in principle on a congestion management framework. However, the details implementing those principles - most importantly, the final details needed to implement the congestion management approach to be used over the entire RTO - have not been finally worked out. As a result, in addition to this filing, Entergy and the SPP will make the following future filings in compliance with Order No. 2000.

          First, in December 2000, Entergy will file the Transco rate schedules that will be included as part of the SPP Partnership RTO's tariff. In addition, as part of the December filing, Entergy will seek to terminate service schedule MSS-2 of its System Agreement, as discussed more fully in the testimony of Mr.

Gallaher. Second, Entergy understands that the SPP plans to file the single tariff for the SPP Partnership RTO, that incorporate the details of a congestion management approach, during the first half of 2001. Finally, Entergy may make a filing at or near the time of the SPP's filing to conform the Transco rate schedules to the SPP tariff and the congestion management approach.

          This Application describes certain aspects of the SPP Partnership RTO that will be included in these future filings in order to demonstrate that the SPP Partnership RTO will comply with the minimum characteristics and functions of Order No. 2000. The approvals sought in the Application are conditioned on final development of an acceptable congestion management approach, and on the future filings discussed herein to implement the Transco's rates and the details of the SPP Partnership RTO. As a result, Entergy is requesting approval of the SPP Partnership RTO, and the transfer of transmission assets to the Transco which will operate as part of the SPP Partnership RTO, subject to the outcome of these future filings.

          In order to enable the Transco to be operational no later than December 15, 2001, as required by Order No. 2000, Entergy respectfully requests that the Commission act on this and the subsequent RTO related filings by July 31, 2001. Moreover, to allow Entergy to initiate the process of selecting the independent board of the Managing Member that would manage the Transco, Entergy respectfully requests that the Commission issue a ruling on the proposed board selection process by March 1, 2001.

I.   EXECUTIVE SUMMARY

          In this Application, Entergy is seeking approval of the SPP Partnership RTO under Order No. 2000 and approval under FPA Section 203 of the transfer of transmission assets of the Entergy Operating Companies to the Transco, which will operate as part of the SPP Partnership RTO. This Application is the first phase of Entergy's plan to obtain Commission approval of the SPP Partnership RTO. Entergy and the SPP will make future filings submitting further details of the rates, terms and conditions of the SPP Partnership RTO.

          The development of the SPP Partnership RTO is conditioned on the implementation of the general principles of the RTO which have been agreed to between Entergy and the SPP. In particular, Entergy and the SPP have not yet developed the details of the congestion management approach that would apply across the SPP Partnership RTO. Entergy and SPP have reached an agreement in principle on a "hybrid" congestion management approach that would use locational marginal pricing for the real-time balancing energy market and that would provide tradable transmission rights for the forward markets. A working group is currently developing the significant details of that approach and has made substantial progress. Entergy expects the details of a congestion management approach to be worked out before the end of the year. If the parties cannot reach agreement on final details, Entergy reserves the right to pursue other avenues for complying with Order No. 2000.

          In order to obtain the approvals sought in this filing, Entergy is submitting with this Application the agreements forming the Transco and testimony describing the structure of the Transco, the operation of the SPP Partnership RTO, and the details of the transfer of transmission assets of the Entergy Operating Companies to the Transco.

          With respect to the agreements, Entergy is submitting the agreements governing the SPP Partnership RTO and creating the corporate and governance structure of the Transco, which entity will operate as part of the SPP Partnership RTO. These agreements include:

o THE TRANSCO LLC OPERATING AGREEMENT (ATTACHMENT A). This agreement creates the Transco as a limited liability company ("LLC") under Delaware law. The agreement contemplates that transmission owners will transfer their transmission facilities to the Transco in return for passive (non-voting) ownership interests in the Transco and provides that all the voting rights of the LLC will be held by the Managing Member.

o THE MANAGING MEMBER'S CERTIFICATE OF INCORPORATION AND BY-LAWS (ATTACHMENTS C & B). These documents describe the structure of the Managing Member, which will be a corporation governed by Delaware law.

o THE TRANSCO IMPLEMENTATION PLAN (ATTACHMENT D). This plan governs the interim period prior to the date of the Transco's initial operations. It describes the process for selecting the initial board of the Managing

     Member of the Transco and for selecting new members to the board. The Implementation Plan includes as Exhibits a Member and Shareholder Agreement, a Subscription Agreement, and a Voting Trust Agreement.

o THE PRO FORMA OPERATING AGREEMENT (ATTACHMENT E). This is the agreement by which the Transco obtains control over transmission facilities that are not contributed to the LLC. Under this agreement, transmission owners turn Functional Control of their transmission facilities to the Transco.

o THE PRO FORMA AGENCY AGREEMENT (ATTACHMENT F). This is the agreement under which the Transco will provide service over non-transferred distribution facilities, and possibly a discrete amount of non-transferred transmission facilities, for certain wholesale transactions.

o SPP PARTNERSHIP RTO MEMORANDUM OF UNDERSTANDING ("MOU") (ATTACHMENT G). This MOU, which was approved by the SPP board on July 20, 2000, describes the allocation of responsibilities between the Transco and the SPP under the SPP Partnership RTO. The MOU provides the general principles that will govern the SPP Partnership RTO.

          In addition, Entergy is submitting the testimony that will describe the structure of the Transco, explain the development and details of the SPP Partnership RTO, describe how the transmission assets of the Entergy Operating Companies will be transferred to the Transco, and demonstrate that the SPP

Partnership RTO complies with the minimum characteristics and functions for RTOs contained in Order No. 2000. This testimony includes:

O TESTIMONY OF FRANK GALLAHER (ATTACHMENT I). Mr. Gallaher describes the Transco's corporate and governance structure and the Transco implementation time-line and the collaborative process pursuant to which the Transco was formed. Mr. Gallaher further explains how the SPP Partnership RTO complies with the minimum characteristics required by Order No. 2000.

O TESTIMONY OF STEVE OWENS (ATTACHMENT J). Mr. Owens describes the process by which the SPP Partnership RTO was formed, the features of the SPP Partnership RTO and the allocation of responsibilities between the Transco and the SPP under the SPP Partnership RTO. Mr. Owens further explains how the SPP Partnership RTO meets the minimum functions required by Order No. 2000.

O TESTIMONY OF GEORGE BARTLETT (ATTACHMENT K). Mr. Bartlett describes the transmission assets of the Entergy Operating Companies that will be transferred to the Transco, including the split between Entergy's transmission and distribution assets and between Entergy's transmission and generation assets. Mr. Bartlett also describes the Transco's regional planning process.

O TESTIMONY OF FRANK WILLIFORD (ATTACHMENT L). Mr. Williford describes the financial capital implications of the transfer of the transmission, and related, assets of the Entergy Operating Companies to the Transco and a representative initial capital structure of the Transco.

O TESTIMONY OF NATHAN LANGSTON (ATTACHMENT M). Mr. Langston describes the accounting treatment for the transfer of the transmission assets and liabilities of the Entergy Operating Companies to the Transco.

O TESTIMONY OF MICHAEL SCHNITZER (ATTACHMENT N). Mr. Schnitzer outlines the Company's objectives for market design and congestion management, describes its preferred structure, and discusses the "hybrid" model currently under development in the SPP Collaborative process.

          Based on these agreements, documents and testimony, this Application explains why the approvals sought in the Application are appropriate. First, the Application explains why the SPP Partnership RTO is a proper structure for an RTO. The Application explains that a "binary" RTO structure offers a number of advantages and has been expressly approved by the Commission in Order No. 2000 and in other orders interpreting Order No. 2000.

          Second, the Application explains how the SPP Partnership RTO meets all four minimum criteria, all eight minimum functions, and all other requirements for RTO's contained in Order No. 2000. The Application summarizes the testimony of Frank Gallaher, who explains why the SPP Partnership RTO complies with the minimum characteristics contained in Order No. 2000, and the testimony of Steve Owens, who explains why the SPP Partnership RTO complies with Order No. 2000's minimum functions.

          Finally, the Application explains why the transfer of the transmission facilities of the Entergy Operating Companies to the Transco is consistent with the public interest as required by Section 203 of the FPA.

II.  BACKGROUND

     A.   ENTERGY AND THE SPP

          Entergy Corporation is a public utility holding company and the corporate parent of the Entergy Operating Companies.2 Entergy Services, Inc. is a service company that provides general executive, advisory, administrative, accounting, legal, engineering and other services to the Entergy Operating Companies and makes certain filings with the Commission as an agent for the Entergy Operating Companies.

          The Entergy Operating Companies own and operate generation, transmission, and distribution facilities in four states - Arkansas, Louisiana, Mississippi, and Texas. The Operating Companies provide electric service to retail customers subject to state and local regulation and transmit and sell power at wholesale, subject to regulation by this Commission. The Entergy transmission system is comprised of approximately 15,000 miles of transmission lines and extends from the southeastern portion of Missouri to the southern-most part of Louisiana and includes the western portion of Mississippi and the southeastern portion of Texas.

          Two of the states in which Entergy operates - Arkansas and Texas - have enacted electric restructuring initiatives. On April 15, 1999, Arkansas enacted the Electric Consumer Choice Act of 1999, which established retail


------------------------
2    On July 30, 2000, Entergy Corporation and FPL Group announced a merger of equals which would combine the two companies. Consummation of the merger, including receiving required regulatory approvals, is expected to occur prior to the end of 2001. This proposed merger has not changed Entergy's plans as to how it will comply with Order No. 2000.

choice for Arkansas effective January 1, 2002. In addition, in June 1999, Texas enacted electric restructuring legislation which established retail choice in Texas by January 1, 2002. The Texas and Arkansas legislation require Entergy to place its transmission facilities under a FERC-approved independent organization. Entergy has submitted business separation plan filings, including unbundled cost of service analyses, in both Arkansas and Texas. The other jurisdictions in which Entergy operates are studying retail choice legislation, but have not yet taken any binding steps to initiate retail choice or electric unbundling.

          The Southwest Power Pool ("SPP") is an Arkansas non-profit corporation with its principal place of business in Little Rock, Arkansas. SPP was formed in 1941 by a voluntary, intercompany agreement between eleven utilities. In 1968, the SPP became a regional Reliability Council, joining with several other such organizations to form the predecessor to the North American Electric Reliability Council. The SPP currently has more than four million customers in a 288,000 square-mile area covering all or part of the states of Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico, Oklahoma, and Texas. Entergy was formerly an SPP member, but withdrew from membership in 1997.

          On December 30, 1999, the SPP filed a proposal with the Commission seeking formal recognition as an independent system operator ("ISO") that satisfies the Commission's ISO principles and an RTO that satisfies the requirements of Order No. 2000. On May 17, 2000, the Commission denied the SPP's proposal, without prejudice, and provided guidance to the SPP on its proposal. See Southwest Power Pool, Inc., 91 FERC P. 61,137 (2000) ("the SPP Order"). In the SPP Order, the Commission ruled that it could not accept the SPP's proposal at that time, but encouraged the SPP to more fully develop its proposal in a collaborative process and to refile it no later than October 15, 2000, as required by Order No. 2000. The SPP Order specifically suggested that the SPP consider the possibility of including former SPP members (e.g., Entergy) in its new RTO proposal. See SPP Order, 91 FERC at 61,530.

     B.   DEVELOPMENT OF THE SPP PARTNERSHIP RTO

          1.   ENTERGY'S PLAN TO CREATE A TRANSCO

          Entergy has long been an advocate of the formation of efficient and competitive bulk power markets. Entergy was among the first companies to file an open access transmission tariff. Entergy supported both the Energy Policy Act of 1992 and the Commission's restructuring initiatives in Order Nos. 888 3 and
889.4  Entergy was among the first companies to declare its intent to create a


------------------------
3    See Promoting Wholesale Competition Through Open Access
Non-discriminatory Transmission Services by Public Utilities and Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, 61 Fed. Reg. 21,540, FERC Stats. & Regs. P. 31,036 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274, FERC Stats. & Regs. P. 31,048 (1997), order on reh'g, Order No. 888-B, 62 Fed. Reg. 64,688, 81 FERC P. 61,248 (1997), order on reh'g, Order
No. 888-C, 82 FERC P. 61,046 (1998), aff'd, Transmission Access Policy Study Group, et al. v. FERC, 2000 U.S. App. LEXIS 15362 (D.C. Cir. 2000).

4    See Open Access Same-Time Information System and Standards of Conduct,
Order No. 889, 61 FR 21721 (May 10, 1996), FERC Stats. & Regs.P. 31,035 (April
24, 1996), order on reh'g, Order No. 889-A, 62 FR 12484 (March 14, 1997), FERC
Stats. & Regs P. 31,049 (1997), order on reh'g, Order No. 889-B, 81 FERC P. 61,253 (1997), order on reh'g, Order No. 889-C, 82 FERC P. 61,046 (1998).


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


transco, an independent, incentive-driven transmission company that would own and operate the transmission system in its region. Entergy announced its preliminary plan to create a Transco in April 1998 during the Conference for the Commission's Inquiry Concerning the Commission's Policy on Independent System Operators, Docket No. PL98-5-000. See Prepared Statement of Mr. Andrew Vesey, Vice President, Transmission, Entergy Services, Inc. (April 16, 1998).

          On April 5, 1999, Entergy filed with this Commission a Petition for Declaratory Order. The Petition described features of Entergy's Transco Proposal and asked the Commission to declare that the Entergy proposal complied with Order No. 888's ISO Principles regarding independence and conflicts of interest. See Petition of Entergy Services Inc. for Declaratory Order, Docket No. EL99-57-000. On July 30, 1999, the Commission granted the requested Declaratory Order and declared that passive ownership of a Transco could comply with the independence requirement contained in ISO Principle No. 1, provided that the Transco is otherwise properly structured to achieve independence. See Entergy Service, Inc., 88 FERC P. 61,149 (1999). The Commission subsequently affirmed this decision on rehearing. See Entergy Services, Inc., 90 FERC P. 61,191
(2000).

          Entergy also supported the Commission's efforts to promote the formation of RTOs. Entergy submitted initial and reply comments to the Commission's Notice of Proposed Rulemaking on Regional Transmission Organizations, 87 FERC P. 61,173 (1999) ("RTO NOPR"). Entergy's comments to the RTO NOPR supported the Commission's initiative in promoting RTOs as well as the majority of the positions taken by the Commission in the NOPR.5 Entergy strongly supported the Commission's flexibility in the structuring of RTOs and its recognition that independent transmission companies with passive ownership by market participants would satisfy the Commission's requirements.

          After announcing its plans to create a Transco, Entergy began engaging in discussions with both potential partners and stakeholders, including retail regulators, regarding its Transco plans. Entergy met with neighboring utilities and transmission entities to discuss the possibility of combining their facilities with Entergy's in a Transco. Entergy also met with its retail regulators, and certain other stakeholders, to explain its Transco plans and to hear any concerns or suggestions that the regulators and stakeholders had regarding the Transco.

          As demonstrated in Entergy's description of its Transco proposal during the April 1998 ISO Conference and in Entergy's April 1999 Petition for Declaratory Order, Entergy's initial plan was to create an independent Transco that would operate the transmission facilities of Entergy and other transmission


------------------------
5    See Initial Comments of Entergy Services, Inc., RM99-2-000 (Aug. 23,
1999); Reply Comments of Entergy Services, Inc., RM99-2-000 (Oct. 6, 1999).

owners who wanted to contribute their transmission assets to the Transco. However, discussions with state commissions and potential partners led Entergy to begin exploring other alternatives for the Transco.

          First, some parties questioned the sufficiency of the size and scope of an Entergy-only Transco and expressed a desire for a larger RTO. Although Entergy expects other transmission owners to join in the future, it wanted to address this concern from the start. Second, others expressed concern about independence and wanted Entergy to explore possibilities for providing additional protections to ensure the Transco's independence. Finally, some parties wanted Entergy to participate in the SPP RTO in order to increase the efficiency of the electric markets in the region.

          2.   CREATION OF THE SPP PARTNERSHIP RTO

          As a result of these discussions with the staff/advisors to the retail regulators, as well as potential partners, Entergy, in early 2000, began exploring the possibility of operating the Transco within the umbrella of the SPP, which had filed for approval as an RTO in December 1999. This idea of combining the Transco with the SPP's RTO originated from filings made in late-1999 by the Midwest ISO and Commonwealth Edison Co. On November 1, 1999 and December 13, 1999, respectively, the Midwest ISO and Commonwealth Edison presented to the Commission proposals for the creation of a "binary RTO" which would allow an independent transmission company to operate under the umbrella of the Midwest ISO. See Midwest ISO, Docket No. ER00-448-000 (filed Nov. 1, 1999); Commonwealth Edison Co., Docket No. EL00-25-000 (filed Dec. 13, 1999). On

February 24, 2000, the Commission expressed preliminary support for the binary RTO proposal and welcomed it as an "innovative RTO structure" that may be "an attractive alternative to the ISO model." See Commonwealth Edison Co., 90 FERC
P. 61,192, at 61,613 & 61,627 (2000).

          Entergy, after consultation with its retail regulators and others, concluded that combining the Transco with the SPP, in a manner similar to the Commonwealth/Midwest ISO binary RTO proposal, could improve Entergy's RTO proposal in many ways and might remove many of the concerns that had been expressed about an Entergy-only Transco. First, combining with the SPP would significantly increase the scope of the RTO by including transmission facilities covering 400,000 square miles in eight states. This would help eliminate concerns about the adequacy of the size and scope of the RTO. Second, allowing the Transco to operate under the oversight of the SPP would provide an additional layer of independence and an additional protection against the possibility that Entergy, or other Market Participants, might exercise control over the Transco's operations. This would help eliminate concerns expressed about the independence of Transco. Third, participating in the SPP RTO would fulfill the desires of many stakeholders and state commissions who argued that pancaking of rates on Entergy's and the SPP's systems harmed regional electric markets.6


------------------------
6    For example, in a protest to the SPP's filing for approval as an RTO in
Docket No. EL00-79, the State Commissions of Arkansas, Kansas, and Missouri had argued that the pancaking of rates over Entergy's OATT and the SPP's OATT would be unjust and unreasonable. See Motion for Leave to File Supplement, and Supplement filed by the Arkansas Public Service Commission, Kansas Corporation Commission and the Missouri Public Service Commission, at 14.

          Entergy's efforts to combine with the SPP and form the SPP Partnership RTO are detailed in the attached Testimony of Steve Owens. As discussed in that testimony, Entergy began evaluating the binary RTO model and began initial discussions with the SPP in February 2000. Entergy presented the SPP Partnership RTO model at the regional workshops in Kansas City on March 29-30, 2000 and in Atlanta on April 6-7, 2000. On May 11, 2000, Entergy presented the SPP Partnership RTO proposal to the SPP's board of directors. The proposal contained 23 specific terms that allocated operational responsibilities between the SPP and the Transco. At the meeting, the SPP board expressed interest in the proposal and agreed to form a working group - the RTO Partnership Working Group
- to evaluate the proposal.

          The RTO Partnership Working Group was formed under standard SPP practice that ensured representation from a cross-section of electric stakeholders. The Working Group was chaired by an employee of Oklahoma Municipal Power Authority and included members representing cooperatives, power marketers, investor-owned utilities, federal agencies, state agencies, and municipals. The Working Group held numerous meetings that were open to all SPP members and other interested parties. Approximately 20 to 25 individuals attended these meetings, including representatives of retail regulators and the Commission Staff. The Working Group engaged in open and collaborative discussions of the SPP

Partnership RTO proposal and negotiated a number of alterations and improvements to the original proposal.

          At the last meeting of the RTO Partnership Working Group, there were two remaining issues that had not been resolved: (1) who (i.e., SPP or the Transco) would calculate ATC/TTC; and (2) whether the Transco and SPP would have their own tariffs or operate under a single tariff. At the meeting, the Working Group decided that, subject to the condition that Entergy and SPP agree on a single congestion management regime for the entire RTO, SPP would be responsible for calculating ATC/TTC and that the SPP Partnership RTO would operate under a single tariff. The RTO Partnership Working Group then voted to recommend the RTO Partnership proposal to the RTO Working Group.

          The RTO Working Group, to which the RTO Partnership Working Group reported, was a working group created by the SPP to respond to the SPP Order and to prepare the SPP's RTO filing required by Order No. 2000. This group consisted of sixteen members - eight representatives of transmission owners and eight representatives of transmission users - and was co-chaired by a representative of a municipal utility and a representative of an investor-owned utility. The SPP Partnership RTO proposal was thoroughly reviewed by the RTO Working Group and approved for recommendation to the SPP Board.

          The SPP board approved the SPP Partnership RTO proposal at its July 20, 2000 meeting. The board also agreed at that meeting that the proposal would be set forth by a contract that adopts all 23 terms. The MOU describing the 23 terms of the SPP Partnership RTO proposal and a copy of the SPP board minutes approving the SPP Partnership RTO are attached to this Application as Attachments G and H.

     C.   DESCRIPTION OF THE SPP PARTNERSHIP RTO PROPOSAL

          1.   OVERVIEW

          Under the SPP Partnership RTO proposal, an independent Transco owning or controlling the transmission assets of the Entergy Operating Companies and other transmission owners, will operate under the oversight, and within the umbrella, of the SPP. Some of the SPP Partnership RTO's functions will be performed by the SPP and some will be performed by the Transco. This "binary" structure is similar (although not identical) to the RTO proposal presented by Commonwealth Edison and the Midwest ISO and preliminarily approved by the Commission earlier this year. See Commonwealth Edison Co., 90 FERC P. 61,192
(2000).

          The organizational structure of the Transco is described in the Limited Liability Company ("LLC") Operating Agreement (the "LLC Agreement"), which is attached to this Application as Attachment A. The Transco will be an LLC under Delaware law that is managed by the Managing Member. The Entergy Operating Companies, and other transmission owners, will contribute their transmission assets to the Transco in return for passive ownership interests in the Transco. The Transco may also obtain operational control over other transmission assets under an Operating Agreement or a Lease Agreement. A pro forma draft of an Operating Agreement is attached to this Application as Attachment E.7

          The allocation of functions between the Transco and the SPP is described in the SPP Partnership RTO MOU and in the Testimony of Steve Owens. Under this MOU, the SPP RTO is responsible for (1) acting as the regional Security Coordinator for the SPP and Transco systems; (2) performing ATC/TTC calculations; (3) fostering input by Market Participants into the Transco policies; (4) overseeing the regional transmission expansion planning process; and (5) providing a forum for market monitoring and dispute resolution. As described more fully in the testimony of Messrs. Gallaher and Owens, the Transco, on the other hand, will have control over the portions of the tariff that affect the commercial terms and conditions of the Transco's facilities and other commercial responsibilities.

          2.   THE TRANSCO'S STRUCTURE

          The structure of the Transco is created in the following four documents, drafts of which are attached to this Application: (1) the Transco LLC Agreement (Attachment A); (2) the Certificate of Incorporation of Managing


------------------------
7    At this time, Entergy is not attaching a pro forma draft of a Lease
Agreement. The Entergy Operating Companies do not plan to transfer operational control of their transmission facilities to the Transco through a Lease Agreement. Moreover, no other transmission owner has expressed an interest in using a Lease Agreement to transfer their assets to the Transco. If a transmission owner chooses to transfer control through a Lease Agreement, the Transco, and/or the transmission owner, will, of course, submit the Lease Agreement to the Commission when seeking approval of the transfer under FPA
Section 203.

Member (Attachment C); (3) the By-laws of Managing Member (Attachment B); and
(4) the Transco Implementation Plan (Attachment D). The LLC Agreement creates the Transco and establishes its structure. The structure of the LLC, and the reasons for adopting that structure, are discussed in the attached testimony of Frank Gallaher. As discussed in the Gallaher testimony, the Transco will be an LLC governed by Delaware law. The Transco will be engaged in the business of providing non-discriminatory, open access transmission service over FERC-regulated transmission facilities. The Transco will acquire ownership of, or control over, transmission facilities either through contribution of those facilities to the LLC or through operating agreements. Transmission owners that contribute their assets to the LLC will receive passive ownership interests in the Transco that entitles them to a share of the Transco's profits or losses. Transmission owners that transfer control of their assets to the Transco under an Operating Agreement will receive payment from the Transco under the Operating Agreement.

          The business affairs of the Transco will be conducted by the Managing Member. The Managing Member will have all the voting rights of the LLC, except for certain limited rights, discussed below, which will be subject to the vote of all of the members of the LLC. The Managing Member will be a Delaware corporation.

          The By-laws of the Managing Member will ensure that the Managing Member will be independent of all Market Participants.8 The Managing Member will be run by an independent board. The board will consist of seven members serving three-year, staggered terms. The directors will be independent of any Market Participant and will have neither financial interest in, nor affiliation with, any Market Participant. The directors must also comply with the Transco's Code of Conduct.

          The selection process for the Managing Member's board is designed to ensure that the board is independent of all Market Participants, including Entergy and other transmission owners. The process under which the initial board will be selected is described in the Transco Implementation Plan (Attachment D), which prescribes the following process. First, the transmission owners who agree to form the Transco will choose a nationally-recognized search firm from a list of the following three search firms: Korn Ferry International, Heidrick & Struggles International, and Russell Reynolds.

          Second, the search firm will select a pool of fourteen qualified candidates for consideration as directors. The fourteen candidates chosen by the search firm must meet the following requirements: (1) they should have qualifications equivalent to those directors of public corporations with revenues equivalent to or larger than the Transco is expected to have; (2) at least eight of the candidates must be or have been either a president, chief executive officer, chief operating officer, or director of at least one other


------------------------
8    Market Participants are defined in the same way that the term is defined in the regulations implementing Order No. 2000. See 18 C.F.R.ss. 35.34(b)(2).

publicly traded corporation; and (3) at least four of the candidates must have had meaningful experience in the electric utility industry.

          Third, the Board Selection Committee, which consists of a balanced group of stakeholders (including transmission owners) in the region, will choose seven directors from the pool selected by the search firm. Of the seven candidates, at least four must be or have been either a president, chief executive officer, chief operating officer, or director of at least one other publicly traded corporation and at least two must have experience in the electric industry.

          Once the initial board is selected, the board will initially be self-perpetuating - that is, the existing directors fill all vacancies when a director's term expires or the seat otherwise becomes vacant. This will be accomplished through a Voting Trust Agreement. Under the Voting Trust Agreement (which is an exhibit to the Transco Implementation Plan), each Director must vote the shares of the Managing Member in accordance with the decisions of the majority of the Directors. However, once the Managing Member issues voting stock to outside investors, directors will be elected by all voting shareholders in accordance with the Transco Implementation Plan. There is no limit to the number of terms that a director may serve, although a director may not be selected after the age of seventy-two (72).9


------------------------
9    As noted above, Entergy is seeking Commission approval of this board selection process by March 1, 2001 so that the process of selecting the initial board can begin.

          The Transco officers and employees must also be independent of any Market Participant and must have no affiliation with, nor financial interest in, any Market Participant. Former officers or employees of a Market Participant may become officers or employees of the Transco. However, consistent with FERC precedent,10 they must divest all stock ownership in their former employer within six months of employment with the Transco, and they must sever all financial interest in their former employers, except benefit plans that do not vary with the performance of the former employer. The Transco's officers and employees must also comply with the Transco's Code of Conduct, which is attached to the LLC Agreement. The transmission owners forming the Transco will initially appoint, subject to ratification and approval by the board, the Transco's chief executive and senior officers.

          Market Participants may not own voting securities of the Managing Member. In addition, Market Participants will have no active ownership of the Transco. The ownership rights of the transmission-owning members of the Transco will be "passive" as that term is used in Order No. 2000. That is, the transmission owners will have a right to share in the profits and losses of the Transco, but no right to vote on the business affairs of the Transco, expect with respect to certain fundamental rights affecting the value of their passive interests. In order to protect the integrity of the capital assets controlled by the Transco, and to protect the value of the passive ownership interests of the Transco, the transmission owners who contribute their transmission assets to the


------------------------
10   See Midwest Independent Transmission System Operator, 84 FERC P. 61,231,
reconsideration granted, 85 FERC P. 61,250 (1998).

Transco in return for passive ownership interests will retain the right to vote on certain fundamental corporate actions which are described in Section 8.5 of the LLC Agreement. These actions include the merger or sale of all or substantially all of the assets of the Transco, the dissolution of the Transco, or initiation of bankruptcy proceedings.

          The Managing Member's board will owe the passive owners fiduciary duties of loyalty and care similar to the fiduciary duties owed by directors and officers of business corporations under Delaware law. In addition, the board will owe the members a fiduciary duty to maximize the value of the Transco, and the assets controlled by the Transco, and to protect the integrity of the passive owner's capital investment. However, the board is prohibited from considering the interests of the passive owners outside the Transco's business.

          It should be noted that the Transco's structure differs from the structure that was described in Entergy's Petition in Docket No. EL99-57. The primary difference is the use of a Managing Member, rather than a Transco LLC Board, to control the business affairs of the Transco. Entergy adopted this change because of comments it received from retail regulators, stakeholders, and potential partners. After Entergy filed its Petition for Declaratory Order in Docket No. EL99-57, other transmission owners filed proposals to form transcos using a Managing Member, rather than an independent LLC board, to run the Transco.11 During Entergy's discussions with retail regulators, stakeholders,


------------------------
11   For example, the Alliance Transco proposed a managing member, rather than an independent board, approach.

and potential partners, some parties expressed a preference for the Managing Member approach. Those parties expressed the views, inter alia, that a Managing Member would increase the independence of the Transco and provide a more flexible means to access the equity markets. Based upon its consideration of these comments, Entergy decided to change the structure of the proposed Transco from an LLC run by an independent board to an LLC managed by an independent managing member.

          3.   THE SPP PARTNERSHIP RTO MOU

          After extensive negotiations with the RTO Partnership Working Group and the RTO Working Group, Entergy and the SPP reached conditional agreement on the division of functional responsibility between the Transco and the SPP under the SPP Partnership RTO. This agreement is contained in the SPP Partnership RTO MOU (Attachment G).

          As discussed in the Owens Testimony, the MOU outlines the functional responsibilities of the SPP and the Transco and describes how the Transco would operate within the structure and under the oversight of the SPP. The MOU contains twenty-three specific terms that describe the allocation of responsibilities between the Transco and the SPP.

          Under the MOU, the SPP shall be responsible for (1) acting as regional Security Coordinator for the SPP and Transco systems; (2) performing ATC and TTC calculations under a mutually-agreeable methodology determined by the SPP and the Transco; (3) fostering full and complete input by Market Participants into the Transco's policies; (4) overseeing a regional transmission expansion planning process which incorporates and reviews the Transco's expansion plan;12 and (5) providing a forum for market monitoring and dispute resolution.

          The MOU provides that the SPP and the RTO will administer a single tariff and a joint OASIS site. The Transco will have control over those portions of the tariff that affect the commercial terms and conditions of transmission service over the Transco's facilities. The Transco will have the right to make filings at FERC proposing rate or rate structure changes involving transmission charges to load within the Transco's facilities and proposing new transmission services not contained in the RTO's tariff. The Transco shall provide the SPP with thirty days prior notice of any such filing.

          In designing transmission rates, the MOU provides that there will be no pancaked rates for transmission service using both the SPP and Transco systems. To implement this, there will be a reciprocal waiver of access charges for transactions using both systems that terminate within one of the systems and a single, joint rate for through and out transactions that use both systems but terminate outside the RTO's grid. Also, the Transco will be responsible for losses within its system, but will work with the SPP to develop a proposal to calculate losses for transactions that cross both SPP and the Transco. The Transco and SPP will be responsible for billing for transactions that terminate on their respective systems. For transactions that do not terminate within the


------------------------
12   A description of the Transco's regional transmission expansion process is contained in the Testimony of George Bartlett.

RTO, the billing will be handled by the system on which the power exits the combined region.

          The MOU further provides that the Transco will be responsible for the operation of the Transco system, including the responsibility to establish ratings and operating procedures and to develop transmission and generation outage schedules, provided that these outages shall be coordinated with the SPP. Also, the Transco will be responsible for evaluating and implementing requests for new generator interconnections on its system. The Transco and the SPP will work together to develop a single procedure for new generator interconnections within the RTO. Under the MOU, the SPP and the Transco agree to work together to jointly support any multi-state transmission planning compact that is developed in the region and to work together to develop procedures and protocols to allow the Transco to operate within the structure of the SPP.

          The MOU also requires that the Transco be structured to reasonably accommodate other SPP members and non-Members who elect to join the Transco. The Transco will have the same rights to withdraw from the SPP as other SPP members under the SPP Membership Agreement. The SPP Partnership RTO MOU will remain binding in the event the SPP merges or combines with another regional transmission entity.

          4.   STATUS OF THE CONGESTION MANAGEMENT REGIME

          As discussed above, the SPP Partnership RTO Agreement is conditioned upon the development of a single congestion management regime for the entire RTO that is consistent with the agreement in principle that was agreed to by the SPP, its members, and Entergy and that was approved by the SPP board. Entergy believes that it is critical for the SPP Partnership RTO to develop a single congestion management regime. There is significant congestion today on the transmission grid in Entergy's region. Moreover, because the region offers access to significant natural gas supplies, the development of new generating facilities in the region, and requests to interconnect those new facilities to Entergy's transmission system, have been skyrocketing.13 The adoption of an appropriate congestion management regime to provide the proper price signals for the construction of transmission and generation is therefore essential in this region. In addition, a single congestion management regime for the RTO would minimize the seams issues between control areas within the RTO.

          Entergy and the SPP have made substantial progress on the development of a single congestion management regime. On July 31 and August 1, 2000, the SPP conducted a two-day collaborative workshop to discuss congestion management approaches for the SPP Partnership RTO. At the workshop, Entergy presented a congestion management proposal that included the use of locational marginal pricing and financial transmission rights similar (but not identical) to congestion management regimes the Commission has previously approved. A


------------------------
13   At this time, there is more than 69,650 MW of new generation in the queue for interconnection studies in Entergy's region.

competing model was also presented that outlined a proposal for implementing a "flow-gates" rights model, that would identify "commercially significant" flow-gates and establish a forward market to trade rights to these flow-gates.

          As a result of this workshop, an agreement in principle was reached on a compromise model that would use locational marginal pricing for the real-time balancing energy market, including nodal pricing for generators and zonal pricing for loads, and would include tradable transmission rights for the forward markets. The SPP formed a Congestion Management Systems Working Group ("CMSWG") to develop and implement this market structure. The CMSWG is currently working to develop appropriate rules for this market structure, and Entergy is optimistic that a single congestion management regime consistent with the agreement in principle will be developed by the CMSWG. However, final agreement of an acceptable regional congestion management plan is a condition precedent to Entergy joining the SPP.14


------------------------
14   If the final significant details of the congestion management approach can not be worked out with the SPP, Entergy will alert the Commission as soon as practicable.

     D.   FUTURE FILINGS REGARDING THE SPP PARTNERSHIP RTO

          As stated above, this filing is the first phase of Entergy's efforts to obtain approval of the SPP Partnership RTO Proposal to allow for operation of the RTO by December 15, 2001 as required by Order No. 2000. In addition to this filing, Entergy commits to file during December 2000 a request for approval of the Transco rate schedules under section 205 of the FPA. Entergy understands that the SPP plans to file a SPP Partnership RTO tariff incorporating the details of the congestion management regime during the first half of 2001. Entergy would then file concurrently with, or near the time of, the SPP's filing any changes to the Transco rate schedules made necessary by the SPP's tariff filing, including changes to implement the single congestion management regime. These future filings are described more fully below.15

          Because the development of the SPP Partnership RTO is ongoing at this time, it is not possible today to make a filing for all approvals that will be required under both Section 203 and section 205. Additional discussions and coordination - including the development of an appropriate congestion management regime - are necessary before Entergy and the SPP can develop and file the SPP's revised RTO OATT, the Transco's rate schedules under that OATT, and other details necessary to complete the SPP Partnership RTO structure. However, the


------------------------
15   In addition to these filings with the Commission, Entergy will also make appropriate filings with its retail regulators to obtain approval of the transfer of transmission facilities to the Transco.

additional negotiations and levels of coordination engendered by the effort to develop the SPP Partnership RTO have substantially improved the RTO picture for the region as a whole.

          1.   DECEMBER 2000 RATE FILING

          During December 2000, Entergy will file the Transco's rate schedules for approval under Section 205 of the FPA. This rate filing will include the Transco rate schedules that will become part of the SPP RTO Tariff and that will establish the access fee for obtaining transmission service within the Transco service territory ("Transco Rate Schedules"). This rate filing will include testimony and other supporting data on the following issues:

o    Projected costs of service for the Transco;

o    Projected costs of establishing the Transco;

o    Projected capital structure;

o    Justification of the appropriate return on equity for the Transco;

o    The mechanics of the access fee tariff;

o    The proposed treatment of new capital expenditures; and

o An explanation and justification of any incentives related to the Transco rate schedule.

          Entergy plans to file the Transco Rate Schedules during December 2000 because it is optimistic that Entergy and the SPP will have developed substantially all of the details of the agreement in principle on a single congestion management regime. However, because it is anticipated that the SPP RTO Tariff will not have been finalized, Entergy reserves the right to modify the rate schedules once the SPP RTO Tariff has been finalized.

          2.   SPP TARIFF FILING AND ENTERGY CONFORMING FILING

          Entergy anticipates that the SPP will file the revised SPP Tariff incorporating an appropriate and mutually-agreeable congestion management model during the first half of 2001. At that juncture, Entergy will be in a position to assess whether it needs to file changes to the Transco Rate Schedules that are necessitated by the SPP Filing of the SPP Partnership RTO tariff and will file such changes contemporaneously with the SPP filing. Entergy is optimistic that the SPP will make that filing during the first quarter of 2001.

          However, in the unlikely event that Entergy and the SPP are unable to develop an acceptable congestion management approach, then Entergy would need to file (1) a new arrangement that satisfies the requirements of Order No. 2000; and (2) a separate market structure for the Transco and an explanation of how that revised market structure meets the requirements of Order No. 2000.

          In addition, if Entergy and the SPP fail to implement the other details of the MOU in the SPP Partnership RTO tariff (e.g., revenue/cost allocation, operating principles, planning process, etc.) then Entergy would have to evaluate whether the SPP Partnership RTO would continue to be valid, whether it could be modified to adequately address the failure to agree on terms, and whether the parties could defer to FERC on the issue subject to the disagreement.

III. REQUEST FOR APPROVAL OF THE SPP PARTNERSHIP RTO UNDER ORDER NO. 2000

          In Order Nos. 2000 and 2000-A, the Commission identified four minimum characteristics that a transmission entity must meet and eight minimum functions that a transmission entity must perform to qualify as an RTO. See Order No. 2000, FERC Stats. & Regs.,P. 31,089 at 30,993-94. The Commission emphasized that a transmission entity had substantial flexibility in satisfying the minimum characteristics and functions and in selecting the organizational form for the entity, see id. at 30,994.

          As discussed below, the SPP Partnership RTO complies with the requirements of Order No. 2000 and should be approved as an RTO.16 The structure of the SPP Partnership RTO is consistent with Order No. 2000 and otherwise just and reasonable. Also, the SPP Partnership RTO meets the four minimum characteristics and will perform the eight minimum functions mandated by Order No. 2000.

     A. THE STRUCTURE OF THE SPP PARTNERSHIP RTO IS CONSISTENT WITH ORDER NO. 2000 AND OTHERWISE JUST AND REASONABLE .

          The SPP Partnership RTO has an organizational form consisting of an independent for-profit transco (the Transco) operating within the oversight of an independent not-for-profit regional entity (the SPP). Under the SPP


------------------------
16   At this juncture, Entergy is not seeking a Commission ruling that the
Transco would meet the Order No. 2000 requirements absent the SPP Partnership. Entergy reserves its rights to seek such a Commission ruling depending on the outcome of future events.

Partnership RTO, certain of the RTO's functions will be performed by the Transco and certain functions will be performed by the SPP. The allocation of functions between the Transco and the SPP is explained in the testimony of Steve Owens, and further summarized in Section II.C.3, supra.

          In Order No. 2000, the Commission emphasized that the minimum characteristics and functions could be satisfied by several different organizational forms, such as ISOs, transcos, or a combination of the two. The Commission stated:

          We will not limit the flexibility of proposed structures or forms of organizations for RTOs. We are prepared to accept a transco, ISO, hybrid form, or other form so long as the RTO meets our minimum characteristics and other functions and other requirements.

Order No. 2000 at 31,036-37; see also id., at 30,994. Indeed, the Commission specifically welcomed "innovative" and "tiered" RTO structures similar to the SPP Partnership RTO:

               This Rule does not necessarily require that a single organization perform all of the functions itself. ... We will entertain appropriate tiered or other structures. We require only that the RTO be responsible for ensuring that the requirements are met in a way that satisfies our Rule.

               Because of the differing conditions facing various regions, we offer flexibility in the form of organization. We welcome innovative structures and forms that meet the needs of the Market Participants while satisfying the minimum requirements of this Rule.

Id., at 31,037. Subsequently, the Commission recognized a "binary RTO" which combines a transco within a larger organization as an "innovative" structure that could comply with Order No. 2000's minimum characteristics and functions. See Commonwealth Edison Co., 90 FERC P. 61,192 (2000).

          Here, the SPP Partnership RTO has a "binary RTO" structure similar (but not identical) to the RTO proposed by Commonwealth Edison and the Midwest ISO. This type of structure was expressly encouraged by the Commission in Order No. 2000 and in the Commonwealth decision. Moreover, the binary RTO structure furthers the goals of Order No. 2000 in at least four specific ways.

          First, the structure provides additional independence. The operation of the Transco under SPP oversight provides an additional level of independence for the Transco beyond what is required under Order No. 2000. For example, the structure allows the SPP to perform certain essential functions such as the calculation of ATC and TTC. This makes these important calculations an additional step removed from any possible control by Entergy or other Market Participants in Entergy's region. In addition, the SPP provides additional oversight for the functions that are actually performed by the Transco. That is, the SPP Partnership RTO is responsible for monitoring the markets. This eliminates complaints - raised, inter alia, by certain parties in opposition to Entergy's Petition for Declaratory Order - that a Transco should not be allowed to act as a market monitor. Also, the SPP provides a neutral forum for resolving disputes involving the Transco.

          Second, the binary RTO structure increases the size of the RTO. This structure allows the creation of an RTO that is larger than an Entergy-only or an SPP-only RTO. As a result, a larger regional electricity market can be formed.

          Third, the binary RTO structure should increase the efficient operation of the RTO. Under this structure, the Transco performs many of the commercial functions involved in operating its grid. By placing these commercial functions in the hands of a business entity that has the incentive to develop efficient and cost-effective solutions, it is more likely that the RTO will find innovative solutions.

          Fourth, the binary RTO structure offers an organizational structure that may be attractive to certain utilities. See Commonwealth, 90 FERC at 61,627 ("some utilities may find the ITC/transco form an attractive alternative to the ISO model"). By permitting a structure that may be appealing to transmission owners, the Commission will promote the voluntary formation of large, regional transmission organizations, which is the overriding goal of Order No. 2000.

          Finally, the Transco structure itself furthers the goals of Order 2000. It eliminates vertical integration for purposes of transmission and eliminates the distinction between bundled native load and customers taking unbundled interstate transmission service. The Transco will operate its system independently of its predecessor utilities, and will not make bundled retail sales. All load-serving entities will take service under the Transco rate schedules.17 This will render moot the current debate about whether transmission owners can favor bundled retail sales customers at the expense of unbundled wholesale or retail sales customers.

          Therefore, the Commission should approve the structure and organizational form of the SPP Partnership RTO as consistent with Order No. 2000, subject to the outcome of additional filings described above.

     B.   THE SPP PARTNERSHIP RTO MEETS THE MINIMUM CHARACTERISTICS.

          In Order No. 2000, the Commission ruled that an RTO must satisfy four minimum characteristics: (1) independence; (2) scope and configuration; (3) operational authority; and (4) short-term reliability. See 18 C.F.R. ss. 35.34(j). These characteristics must be met when the RTO commences operations. As discussed below, and in the testimony of Frank Gallaher, the SPP Partnership RTO will comply with these minimum characteristics on the date the RTO commences operation.


          1. THE RTO COMPLIES WITH THE INDEPENDENCE PRINCIPLE (CHARACTERISTIC NO. 1) .

          Order No. 2000 requires that the RTO be independent of any Market Participant. The principle of independence is the "bedrock upon which the [RTO] must be built." Order No. 2000 at 31,061; Atlantic City Electric Co., 77 FERC P. 61,148, at 61,574 (1996). To satisfy the independence principle, the RTO must


------------------------
17   Entergy fully recognizes the need for an equitable conversion plan for existing firm customers, including bundled native load and retail access customers. This must be addressed in the context of the development of the regional congestion management plan. See Schnitzer testimony.

meet the following four requirements: (1) the RTO must not have financial interests in any Market Participant; (2) the RTO must have a decision making process that is independent of control by any Market Participant or class of Market Participants; (3) the RTO must have exclusive authority to propose rates, terms, and conditions of transmission service provided over the facilities it operates; and (4) the RTO must provide for certain compliance audits to be performed. See Order No. 2000 at 31,046-47; 18 C.F.R.ss. 35.34(j)(1). As
discussed below, the SPP Partnership RTO, which combines an independent Transco operating under the oversight and within the umbrella of the independent SPP RTO, fully complies with the independence principle.

               a.   THE RTO HAS NO FINANCIAL INTEREST IN ANY MARKET
                    PARTICIPANT.

          Order No. 2000 requires that an RTO, its employees and non-stakeholder directors have no financial interests in any Market Participant. See 18 C.F.R.ss. 35.34(j)(1). The SPP Partnership RTO satisfies this requirement.

          All employees, officers, and directors are employees, officers and directors of the Transco and the Managing Member cannot have any current affiliation with any Market Participant.18 Moreover, all employees, officers, and directors must also comply with the Transco's Code of Conduct which, inter alia, prohibits any financial interest in any Market Participant. For directors and officers, the LLC Agreement and the Code of Conduct impose an additional


------------------------
18   In the agreements forming the Transco, "Market Participant" is defined the same as it is defined in Order No. 2000. See 18 C.F.R. ss. 35.34(b)(2).

requirement that none of their immediate family members have a financial interest in any Market Participant.

          Consistent with Order No. 2000, and the Commission's precedents in the context of Order No. 888's ISO Principles, the SPP Partnership RTO prohibits only "current" financial interests in a Market Participant. See Order No. 2000 at 31,063. There is no prohibition against the RTO hiring former employees. When former employees of a Market Participant are hired, they must divest any stock ownership in their former employers within six (6) months. Also, a beneficial ownership in stock as part of a diversified mutual fund is not prohibited, nor is ownership in an approved pension plan. See Midwest ISO, 85 FERC at 62,036.

          Further, the Transco is not dependent 19 on the former transmission owners, or any Market Participants for funding. The Transco will recover its start-up costs, and its ongoing administrative costs, as part of a schedule under the OATT. Thus, while Entergy will initially incur costs to start-up the Transco, the Transco will recover these costs from its transmission customers. The LLC Agreement also specifically provides that any goods or services obtained


------------------------
19   The Transco may, however, seek FERC approval to allow for innovative funding of new transmission expansion projects from certain Market Participants. This is described in the Testimony of Michael Schnitzer.

by the Transco from Entergy (except certain limited tax and accounting services) must be subject to a competitive bidding process.20

          Finally, as required by Order No. 2000, the SPP Partnership RTO's monitoring plan will ensure that the Transco does not favor its own interests when it participates in these markets (e.g., for purchasing ancillary services).

               b. THE RTO HAS A DECISION-MAKING PROCESS INDEPENDENT OF ANY MARKET PARTICIPANT OR CLASS OF MARKET PARTICIPANTS.

          Order No. 2000 requires the RTO to have a decision-making process that is independent of control by any Market Participant or class of Market Participants. The SPP Partnership RTO satisfies this requirement.

          As discussed in the testimony of Frank Gallaher, and in Section II.C.2, supra, all business affairs of the Transco are to be conducted by the Managing Member. The initial board of the Managing Member will be an independent board selected by stakeholders, including transmission owners. The independent board approach has been approved many times by the Commission in the context of ISOs. See, e.g., Midwest ISO, 84 FERC P. 61,231 (1998); Central Hudson Gas &


------------------------
20   Entergy would ask the Commission to keep in mind that as RTO policies evolve the Commission may want to allow RTOs to have as much flexibility as possible in how they obtain certain products or services that were formally provided within the vertically integrated utility. For instance, if Transco can arrange with other Transcos (or even another Entergy entity) to leverage their buying power for certain products and services (for instance cable or steel) then it would seem to make sense to customers to do so if such activities do not compromise Transco's independence and the prices are competitive. While it is premature to ask permission on specific items, Entergy would ask the Commission to keep this door open in the future for the Transco to make such requests.

Elec. Co., 83 FERC P. 61,352 (1998); PJM Interconnection, 81 FERC P. 61,257
(1997); New England Power Pool, 79 FERC P. 61,374 (1997). Subsequent boards will be self-perpetuating - that is, board members will be elected or selected by the existing Board of Directors. However, when the Managing Member sells voting stock to the public or to private investors, subsequent directors will be selected by the voting shareholders.

          In addition, neither Entergy nor any other Market Participant will have any active ownership of the Transco. Rather, as discussed in the testimony of Frank Gallaher, Entergy, and other transmission owners, will be passive owners in the Transco and will have no rights to vote in the business affairs of the Transco, except with respect to certain extraordinary decisions (e.g., mergers and bankruptcies). These limited voting rights are intended to protect the integrity of a member's capital investment in its transmission assets, as allowed by the Commission in Order No. 2000 and the Alliance II Order. See Order No. 2000 at 31,066; Alliance Cos., 91 FERC P. 61,152 at 61,581 (2000). Under
corporate law, the existence of these rights does not transform passive owners into active owners. See generally Cox, Corporations, ss. 13.31 ("notwithstanding their denomination as non-voting, holders of preferred as well as nonvoting common shares are entitled under most modern corporation statutes to vote for organic changes that directly affect their ownership status").

          The Commission has recognized that passive ownership proposals can be allowed under Order No. 2000. See Order No. 2000 at 31,065; Order No. 2000-A at

31,365; Entergy Services, Inc., 88 FERC P. 61,149 (1999), reh'g denied, 90
FERC P. 61,191 (2000); Alliance Cos., 91 FERC at 61,581. In Order No. 2000, the Commission required RTO proposals to provide specific information so that the Commission could judge the lawfulness of a passive ownership proposal. See Order No. 2000 at 31,067. The Commission required the following information, which supports Entergy's passive ownership proposal:

O FIDUCIARY RESPONSIBILITIES. The Managing Member will have a fiduciary responsibility to maximize the value of a member's transmission assets, but no obligation to favor any other interests of a member, including its generation interests. A duty to favor a member's other interests is not created under Delaware law and, in any event, is expressly prohibited by the LLC Agreement, as is allowed by Delaware law. See, e.g., Sonet v. Timber Co., LP, 722 A.2d 319, 322 (Del. Ch. 1998).21 Also, in Order No. 2000-A, the Commission stated that the fiduciary duty to maximize the value of the transmission assets would not create problems with respect to the RTO's independence. See Order No. 2000-A at 31,366.

O ABILITY TO RAISE CAPITAL. The Transco has the ability to borrow funds and to raise capital, e.g., by issuing additional interests in the RTO. The only limitation on the Managing Member's ability to do this is its fiduciary obligation to protect the integrity of a member's capital investment.


------------------------
21   For a complete discussion of this issue, see Memorandum of Edward P.
Welch, Esq., et al., Appendix H1 to the Comments of Edison Electric Institute filed in Docket No. RM99-2-000 (Aug. 23, 1999).

O CONTROL OVER BOARD SELECTION. As discussed above, the passive owners have no control over board selection.

O CONTROL OVER TRANSMISSION RATES, TERMS, AND CONDITIONS. As discussed in the next section, the Transco will have authority to make rate filings. If the Transco acquires control of transmission assets through an Operating Agreement, the transmission owners subject to the Operating Agreement will have the right to file for changes to their revenue requirements to be recovered under that Agreement.

O    CONTROL OVER ISSUANCE OF EQUITY. See above on ability to raise capital.

O SERVICES PROVIDED BY PASSIVE OWNERS. All services provided by passive owners will be subject to competitive bidding, except certain accounting and tax services.

O ACCESS TO INFORMATION. The Transco's Code of Conduct prevents all Market Participants from having any preferential access to transmission information held by the Transco.

          To enhance the independence of the Transco, the SPP will have a Stakeholder Advisory Committee which will allow Transco stakeholders to convey their concerns to the board. Also, as discussed above, the oversight of the SPP provides additional independence and an additional layer of protection against control by Market Participants. Many important functions, including market monitoring, ATC/TTC calculation, and security coordination will be performed by SPP, not the Transco. The SPP's oversight role will supplement and provide an additional check on the independence of the Transco.

               c.   THE RTO HAS EXCLUSIVE AND INDEPENDENT AUTHORITY TO
                    PROPOSE RATES, TERMS AND CONDITIONS UNDER FPA SECTION 205.

          Order No. 2000 also requires that the RTO have exclusive and independent authority to propose rates, terms, and conditions for transmission service under Section 205 of the FPA. See Order No. 2000 at 31,075; 18 C.F.R. ss. 35.34(j)(1)(iii). The SPP Partnership RTO complies with this requirement.

          The SPP and the Transco will share the right to propose rates, terms and conditions under Section 205 for transmission service on the Transco's and SPP's systems. Under the SPP Partnership RTO MOU, the Transco will have the right (subject to notice to the SPP) to propose rate or rate structure changes for transmission charges to load within the Transco grid and to make filings at FERC to implement new transmission services that are not contained in the SPP tariff. A list of all the tariff provisions that the Transco will have the right to change will be developed and attached to Entergy's December rate filing. The

SPP will have the right to propose other changes to the rates, terms and conditions for transmission service on the SPP's and Transco's systems.22

          In the case of transmission owners who turn operational control, but not ownership, of their transmission assets to the Transco under the Operating Agreement, the Transco will have the sole right to amend its rate schedule under the SPP RTO Tariff, but the transmission owners will have the right under
Section 205 of the FPA to file for rate changes to ensure the recovery of their revenue requirement for use of the transmission assets.

               d.   THE RTO COMPLIES WITH THE INDEPENDENCE AUDIT REQUIREMENT.

          Order No. 2000 also contains an audit requirement for RTO proposals in which Market Participants are allowed to have ownership interests. See 18 C.F.R.ss. 35.34(j)(1)(iv). The SPP Partnership RTO complies with this requirement.

          Because the LLC Agreement contemplates that Entergy, and other transmission owners, may have passive ownership of the Transco, the Transco Implementation Plan and the Managing Member's By-laws provide that an independent auditor shall monitor and prepare a report on the Transco's compliance with the independence requirement. See 18 C.F.R. ss.


------------------------
22   The only limitation on the Managing Member/Transco's ability to propose changes in the rates, terms and conditions for which the Transco has unilateral
Section 205 rights are the fiduciary duties owed by the Managing Member to the passive owners, including the duty to preserve the integrity of the investor's capital investment and to maximize the value of the transmission assets.

35.34(j)(1)(iv)(A)(1). The auditor shall be independent from the SPP, the Transco, and any transmission owner who is a member of the SPP or Transco. See 18 C.F.R. ss. 35.3(j)(1)(iv)(B).

          2.   THE RTO IS OF SUFFICIENT SCOPE AND CONFIGURATION
               (CHARACTERISTIC NO. 2).

          Order No. 2000 requires the RTO to be of sufficient scope and configuration to permit the RTO to maintain reliability, effectively perform its required functions, and support efficient and non-discriminatory power markets. See Order No. 2000 at 31,079; 18 C.F.R.ss. 35.34(j)(2). The Commission made clear that it was not prescribing boundaries and that there was no one "right" configuration. Rather, the Commission concluded that transmission owners, regulators, and Market Participants in the region were in a better position to propose and determine, at least initially, the RTO's scope and configuration. See Order No. 2000 at 31,079.

          In determining whether the RTO is of sufficient scope and configuration, the Commission identified nine specific factors that should be evaluated. The Commission also indicated that the overall size of the RTO was an important consideration that runs across many of the factors. Finally, the Commission required that the RTO control a large majority of the transmission facilities in the region.

          An examination of the considerations identified by the Commission in Order No. 2000 for determining the adequacy of the RTO's scope demonstrates that the SPP Partnership RTO is of sufficient scope and configuration.

          First, the most important single factor in determining the appropriate scope and configuration of the RTO is the RTO's size. As the Commission noted, RTOs should be "as large as possible." Order No. 2000 at 31,082 n.367 (quoting Order No. 888). Here, the Transco itself consists of Entergy's transmission facilities which cover approximately 15,000 miles, serve a peak load of 22,052 MW, and extend to four states. This is comparable in size to the New York, New England, and PJM ISOs. Moreover, when combined with the SPP, the total RTO is far larger. It has 52,300 transmission miles, serves a peak load of 60,661 MW, and extends to eight states.

The following table compares the transmission systems of Entergy, Entergy combined with the SPP, the PJM ISO, the New York ISO, and the New England ISO:

---------------------- --------------------- -------------------- --------------
SYSTEM                 TOTAL AREA            TRANS. MILES         PEAK LOAD (MW)
---------------------- --------------------- -------------------- --------------
Entergy                 112,000               15,000               22,052
---------------------- --------------------- -------------------- --------------
Entergy/SPP             400,000               52,300               60,661
---------------------- --------------------- -------------------- --------------
PJM ISO                 50,000                8,000                51,700
---------------------- --------------------- -------------------- --------------
New York ISO            48,000                11,000               30,300
---------------------- --------------------- -------------------- --------------
New England ISO         66,000                8,100                22,500
---------------------- --------------------- -------------------- --------------

          In determining the sufficiency of the size of the RTO, the Commission should consider the combined facilities of both the Transco and the SPP. In Order No. 2000, the Commission stated that it would be receptive to "flexible and innovative" ways to achieve a sufficient scope and configuration. See Order No. 2000 at 31,083. Moreover, in the SPP Order, the Commission recognized that Entergy combined with the SPP could comprise an appropriate scope and configuration. See SPP Order, 91 FERC at 61,530.

          Second, the Commission also identified nine specific factors to be considered in evaluating the sufficiency of an RTO's scope and configuration. See Order No. 2000 at 31,083-85. These factors support the conclusion that the SPP Partnership RTO is of appropriate scope and configuration. For example:

O FACILITATE PERFORMING ESSENTIAL RTO FUNCTIONS AND ACHIEVING RTO GOALS. The lack of pancaking in the entire region will help create a larger market. The "seams" issues will be reduced by coordinating and standardizing, to the extent practicable, the rules between Entergy and SPP.

O ENCOMPASS ONE CONTIGUOUS GEOGRAPHIC REGION. As demonstrated by the map of the SPP and the Transco (attached as Exhibit FFG-1 to the Gallaher testimony), the transmission system to be controlled by the SPP Partnership RTO encompasses a contiguous geographic region, and there are few "holes" in the RTO.

O ENCOMPASS A HIGHLY INTERCONNECTED PORTION OF THE GRID. Entergy and SPP systems are highly interconnected.

O DETER THE EXERCISE OF MARKET POWER. The competitive market in the region is growing, as evidenced by the huge growth in new merchant plants. The interconnection procedures developed by Entergy and the SPP should assist in this growth.

O RECOGNIZE TRADING PATTERNS. There has historically been significant transactions that have crossed both the SPP and the Transco's systems.

O TAKE INTO ACCOUNT EXISTING REGIONAL BOUNDARIES. The RTO configuration takes into account the SPP's existing boundaries and combines them with Entergy, a former SPP member.

O ENCOMPASS EXISTING REGIONAL TRANSMISSION ENTITIES AND EXISTING CONTROL AREAS. The RTO encompasses both Entergy and SPP, and includes a number of existing control areas.

          Finally, in determining the sufficiency of the RTO's scope and configuration, the Commission should consider whether the RTO has control over a large majority of transmission facilities in the region. The Transco will have control over the vast majority of transmission facilities in the region. The few small "holes" in the RTO represent facilities of municipalities and other utilities not regulated by the Commission. Entergy and the SPP have invited these entities to join the SPP Partnership RTO, and Entergy has drafted the

Operating Agreement to allow them to commit their assets to the Transco and to make it easier for them to join the RTO.

          3.   THE RTO HAS SUFFICIENT OPERATING AUTHORITY OVER THE
               TRANSMISSION FACILITIES UNDER ITS CONTROL (CHARACTERISTIC NO. 3).

          Order No. 2000 requires the RTO to have operational authority for all transmission facilities under its control and to be the security coordinator for the facilities it controls. See Order No. 2000 at 31,090; 18 C.F.R. ss. 35.34(j)(3). Certain of the RTO's operational functions may be shared with entities other than the RTO, but, in that event, the RTO must (1) ensure that this sharing of operational authority will not adversely affect reliability or provide any market participant with an unfair competitive advantage and (2) within two years after initial operations, prepare a public report that assesses whether any division of operational authority hinders the RTO in providing reliable, non-discriminatory and efficiently-priced transmission service.

          The SPP Partnership RTO satisfies this minimum characteristic. Both the Transco and the SPP will have full operational authority over their respective transmission facilities. The Transco's operational authority over its transmission facilities will include (1) switching transmission elements into and out of operation in the transmission system; (2) monitoring and controlling real and reactive power flows; (3) monitoring and controlling voltage levels; and (4) scheduling and operating reactive resources. In addition, the Transco will operate its own control area, as will the individual transmission owners that are members of the SPP. The Commission expressly held that an RTO did not need to operate a single control area. See Order No. 2000 at 31,091.

          The SPP will be the security coordinator for the entire RTO, including the Transco. The Commission recognized that an RTO can contractually delegate the security coordinator function and that more than one RTO can share a single security coordinator. See id. Indeed, having the SPP act as the security coordinator for the Transco is beneficial because (1) it further eliminates any concerns that the passive members may exercise control and cause the RTO to make operating decisions that favor their interests and (2) it allows the security coordinator to find solutions to congestion over a larger region. The SPP's duties as security coordinator include (1) performing load-flow and stability studies to anticipate, identify and address security problems; (2) exchanging security information with local and regional entities; (3) monitoring real-time operating characteristics such as the availability of reserves, actual power flows, interchange schedules, system frequency and generation adequacy; and (4) directing actions to maintain reliability, including shedding firm load.

          The Transco will exercise its operating authority in two ways. For transmission facilities that are contributed to the Transco in return for passive ownership interests under the LLC Agreement, the Transco will directly control those facilities. For other transmission facilities - i.e., transmission facilities that are turned over to the Transco's operational control under the Operating Agreement, the Transco will exercise functional control over those facilities by directing the transmission owners to take actions. In Order No.

2000, the Commission expressly recognized that the RTO has flexibility in determining how to exercise operational control over its transmission facilities. The Commission stated that it will leave it to the region to determine what works best, and it will approve the selected approach provided that it ensures reliable operation of and non-discriminatory access to the grid. See Order No. 2000 at 31,091.

          Finally, because some operational authority is shared between the Transco and the SPP, the Transco will, within two years of operation, prepare a public report that assesses the efficacy of its operational arrangements. See Order No. 2000 at 31,092; 18 C.F.R.ss. 35.34(j)(3)(i); see also Commonwealth Edison Co., 90 FERC at 61,619.

          4. THE RTO HAS EXCLUSIVE AUTHORITY FOR MAINTAINING SHORT-TERM RELIABILITY OF THE GRID (CHARACTERISTIC NO. 4) .

          Order No. 2000 also requires that the RTO have exclusive authority for maintaining the short-term reliability 23 of the grid that it operates. See Order No. 2000 at 31,103; 18 C.F.R.ss. 35.34(j)(4). This means that the RTO must
(1) have exclusive authority for receiving, confirming and implementing all interchange schedules; (2) have the right to order redispatch of any generator connected to transmission facilities it operates if necessary for the reliable operation of these facilities; (3) have authority to approve or disapprove all


------------------------
23   Short term reliability includes all responsibilities short of grid enhancement and covers the time period from real-time to the planning horizon. See Order No. 2000 at 31,103.

requests for scheduled outages of transmission facilities to ensure that the outages can be accommodated within established reliability standards; and (4) report to the Commission if reliability standards established by another entity hinder it from providing reliable, non-discriminatory and efficiently-priced transmission service.

          The SPP Partnership RTO satisfies this minimum characteristic. The Transco will have exclusive authority for receiving, confirming, and implementing the Transco's interchange schedules. Also, the Transco has the right to order redispatch of any generator connected to the transmission facilities it operates if necessary for the reliable operation of these facilities - i.e., necessary in emergency situations. To implement this right, all generators who are currently interconnected, and all generators who subsequently interconnect, must sign agreements allowing the Transco to redispatch them in emergencies.

          For facilities over which the Transco does not have transmission maintenance responsibilities (e.g., facilities subject to the Transco's functional control under the Operating Agreement), the Transco will have the authority to approve or disapprove transmission maintenance outages. Also, the Transco will require generators to submit generation maintenance schedules to the Transco. Finally, the SPP Partnership RTO will exercise its responsibilities consistent with NERC (and other reliability) standards. The RTO will report to the Commission if implementation of any of these standards will prevent it from meeting its obligation to provide reliable, non-discriminatory transmission service.

C.   THE SPP PARTNERSHIP RTO SATISFIES THE EIGHT MINIMUM FUNCTIONS

          In addition to the four minimum characteristics, which must be complied with on the operational date, Order No. 2000 also requires that an RTO perform eight minimum functions. See Order No. 2000 at 31,106. Not all of the minimum functions need to be performed on the operational date. That is, the Commission will allow RTOs additional time to comply with certain of the functions. As discussed below, and in the testimony of Steve Owens, the SPP Partnership RTO satisfies these minimum functions.

          1. THE RTO IS THE SOLE ADMINISTRATOR OF ITS OWN TARIFF (FUNCTION NO. 1) .

          Order No. 2000, and its implementing regulations, require the RTO to be the sole administrator of its own transmission tariff and employ a pricing system that will promote efficient use and expansion of transmission and generation facilities. See Order No. 2000 at 31,108; 18 C.F.R. ss. 35.34(k)(1). To comply with this requirement, the RTO must be the provider of transmission service over the transmission facilities under its control and must be the sole administrator of its tariff. The RTO must have the sole authority to receive, evaluate, and approve or deny all requests for transmission service and must have the authority to review and approve new generation connections. Finally, the RTO must not charge pancaked rates for service over the transmission facilities it controls.

          The SPP Partnership RTO complies with the first minimum function. Under the SPP Partnership RTO MOU, if Entergy and the SPP agree on the details of the congestion management approach that those parties agreed to in principle, then the SPP Partnership RTO will administer a single tariff for transmission service within the SPP and the Transco systems. The Transco will have control over those portions that affect the commercial terms and conditions of transmission service over the Transco's facilities. Transco will have the unilateral right to propose rate changes for load within the Transco service territory and to make filings at FERC to implement new transmission services.24 A detailed list of the tariff provisions that Transco will have the unilateral right to change through FERC filings will be completed and filed with Entergy's December 2000 filing. The Transco will be responsible for conducting studies and scheduling transactions on the Transco's system and shall be the provider of last resort for ancillary services in accordance with Order No. 888.

          With respect to new generator interconnections, the SPP and the Transco will be responsible for generation interconnection requests on their respective systems. Both the SPP and Entergy have filed with the Commission interconnection procedures to govern generation interconnection requests. See Entergy Services, Inc., Docket No. ER00-1743; Southwest Power Pool, Inc., Docket No. ER00-2713. These procedures are compatible, and there are no major differences between them. The Transco will initially adopt Entergy's


------------------------
24   The MOU provides that the Transco will provide the SPP with a copy of any such filings 30 days prior to filing them with FERC and will make reasonable efforts to resolve any issues regarding the new service prior to filing at FERC.

interconnection procedures which have been approved by the Commission.25 Soon after the Transco becomes operational, the Transco and the SPP will work together to develop a single set of procedures for interconnections on both systems.

          In addition, there will be no pancaking of rates in the SPP's and the Transco's region. To ensure this, the SPP Partnership RTO MOU (P. 5) provides that the SPP and Transco agree to a reciprocal waiver of access charges for transactions scheduled on one system that terminate on the other system. Also, for transmission service on both the Transco's and the SPP's systems to load outside the system (i.e., for wheeling through and wheeling out transactions), the Transco and the SPP will develop and file with the Commission a joint rate that includes a rate formula that compensates both the Transco and the SPP for their proportionate contribution to the transaction.

          Finally, the Transco will employ a transmission pricing system that promotes efficient use and expansion of transmission and generation facilities. In addition to creating a pricing system that does not allow pancaked rates across the Transco and SPP systems, the MOU gives the Transco the right to propose rates and rate structures (including innovative rate making proposals) for transmission service over the Transco's transmission facilities. The Transco plans to propose an incentive rate design that will promote efficient and reliable operation and expansion of the grid. The incentive measures will be focused on reliability, maximizing the utilization of the grid, minimizing


------------------------
25   See Entergy Services, Inc., 91 FERC P. 61,149 (2000).

congestion, and efficiently expanding the grid where it is in the economic interest of the market.

          2. THE RTO WILL DEVELOP AND OPERATE MARKET MECHANISMS TO MANAGE CONGESTION (FUNCTION NO. 2) .

          Order No. 2000 requires that the RTO ensure the development and operation of market mechanisms to manage transmission congestion. See Order No. 2000 at 31,126; 18 C.F.R.ss. 35.34(k)(2). The market mechanisms must accommodate broad participation by all Market Participants and must provide all transmission customers with efficient price signals that show the consequences of their transmission usage decisions. According to Order No. 2000, these market mechanisms do not have to be in place when the RTO commences initial operations, but they must be in place one year after initial operations.26 The Commission emphasized that there was substantial flexibility in developing mechanisms for congestion management and that it did not intend to mandate any single method. See Order No. 2000 at 31,127.

          Here, as described in the Testimony of Steve Owens, Entergy is optimistic that the SPP and Transco will be able to reach agreement on the details for the congestion management system to manage congestion over the entire RTO region. Entergy and the SPP have agreed in principle on a congestion management model that uses locational marginal pricing ("LMP") with financial


------------------------
26   If the market mechanisms are not in place at the time of initial operations, the RTO must have in place an effective protocol for managing congestion at that time. See 18 C.F.R.ss. 35.34(k)(2)(ii).

rights for the real-time balancing energy market and that would provide nodal pricing for generators and zonal pricing for loads and tradable transmission rights for forward markets. The SPP's CMSWG is currently developing and implementing this market structure, and the SPP Partnership RTO Agreement is conditional upon CMSWG implementing this approach in a mutually agreeable manner.

          This hybrid approach should satisfy the requirement for efficient market mechanisms to manage congestion. The approach is similar to the approach used by the PJM and New York ISOs, and approved by the Commission. See, e.g., PJM Interconnection, 81 FERC P. 61,257 (1997); PJM Interconnection, 87 FERC P. 61,054 (1999); Central Hudson Gas & Electric Corp., 86 FERC P. 61,062 (1999), reh'g granted in part, denied in part, 88 FERC P. 61,138 (1999). Also, this congestion management approach should ensure that (1) least cost generators are dispatched in constraints; and (2) limited transmission capacity is used by those who value it most highly. This approach should also accommodate broad participation by all Market Participants and provide all transmission customers with efficient pricing signals that show the consequences of their transmission usage. 27

          As stated above, Entergy's intent is to reach agreement on a congestion management approach before the RTO commences initial operations. However, if the CMSWG is unable to develop and implement a mutually-agreeable approach to congestion management in time for the commencement of initial


------------------------
27   In Order No. 2000, the Commission expressed strong support for the LMP approach to congestion management. The Commission stated that LMP provides "a sound framework for efficient congestion management." Order No. 2000 at 31,127 (citing PJM).


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


operations, then the Transco and the SPP may adopt an interim mechanism to be in place immediately. In that event, the interim method will be filed with the Commission in time to allow the Commission an opportunity to review and approve the interim method before it takes effect.

          3. THE RTO WILL DEVELOP AND IMPLEMENT PROCEDURES TO ADDRESS PARALLEL PATH FLOW ISSUES WITHIN ITS REGION AND OTHER REGIONS (FUNCTION NO. 3) .

          Order No. 2000 requires the RTO to develop and implement procedures to address parallel path flow issues within its region and with other regions. See Order No. 2000 at 31,129-30; 18 C.F.R.ss. 35.34(k)(3). The RTO has up to three years after it commences initial operations to satisfy this function. Id.

          To comply with this function, the SPP has formed a Seams Issues Working Group that is studying various methods to deal with loop flows with neighboring reliability regions, and Entergy is (and the Transco will be) an active participant in that process. As required by Order No. 2000, the SPP and the Transco will jointly file their plan to resolve parallel flow and other seams issues no later than three years after the RTO commences initial operations. In addition, as stated in paragraph 14 of the SPP Partnership RTO MOU, the SPP and Transco will work together to jointly support any multi-state transmission planning compact that is developed in the SPP Partnership RTO's region. Further, the Transco intends to remain a member in the Southeast Regional Reliability Council ("SERC") and continue working actively with SERC


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


member companies, in concert with the SPP, to address parallel flow issues as well as other regional planning issues.

          4. THE RTO WILL SERVE AS PROVIDER OF LAST RESORT FOR ANCILLARY SERVICES (FUNCTION NO. 4) .

          Order No. 2000 requires the RTO to serve as the provider of last resort for the ancillary services required by Order No. 888. See Order No. 2000 at 31,140; 18 C.F.R. ss. 35.34(k)(4). The RTO must allow all Market Participants the option of self-supplying ancillary services or acquiring those services from third parties. In addition, the RTO must have the authority to decide the minimum amounts required and locations of ancillary services, must have direct or indirect operational control of all ancillary services, and must promote the development of competitive markets for ancillary services whenever feasible. Finally, the RTO must ensure that its transmission customers have access to a real-time balancing market.

          Here, the SPP Partnership RTO will perform these minimum functions as required by Order No. 2000. Under the joint tariff, the Transco will be the provider of last resort for the ancillary services required by Order No. 888 for its transmission customers - i.e., for the transmission customers with load in the Transco's control area. In addition, the Transco will coordinate with the SPP in the provision of ancillary services to ensure that location-specific ancillary services, such as voltage support, are adequately provided.


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


          All providers of ancillary services within the Transco area will be subject to direct and operational control of the Transco. Although the development of the RTO market is just beginning, it is anticipated that the Transco will procure some ancillary services through the regional market structure that it anticipates will develop at SPP. However, there may be circumstances in which either the Transco or the SPP enter into bilateral arrangements for ancillary services to ensure reliability. Also, both the Transco and the SPP will afford Market Participants the option of self-supplying or obtaining ancillary services from third parties. The Transco and the SPP will have the authority to determine both the quantities of and locations for ancillary services. The SPP and the Transco will also promote the development of competitive markets for ancillary services wherever feasible. Indeed, the LMP congestion management system that the CMSWG is currently developing should allow efficient markets to develop for ancillary services.

          With respect to the real-time balancing market, SPP and Entergy have tentatively agreed on a real-time balancing market that would operate as part of the LMP-based congestion management system that the CMSWG is currently devising. As described in the Schnitzer Testimony, Entergy believes that this system will create a real-time balancing market that will encourage proper scheduling practices and provide efficient pricing signals for the siting of new transmission and generation facilities.

          5. THE RTO WILL BE THE OASIS ADMINISTRATOR FOR ALL TRANSMISSION FACILITIES UNDER ITS CONTROL (FUNCTION NO. 5) .


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


          Order No. 2000 requires an RTO to be the single OASIS site administrator for all transmission facilities under its control and to independently calculate ATC and TTC. See Order No. 2000 at 31,144-45; 18 C.F.R. ss. 35.34(k)(5).

          The SPP Partnership RTO complies with this minimum function. Under the SPP Partnership RTO Agreement, the SPP and Transco will jointly administer a single OASIS site. The Transco and the SPP are committed to developing true one-stop shopping for their customers. In Order No. 2000, the Commission expressly recognized that an RTO may provide for a "super OASIS" site that is operated by more than one RTO. See Order No. 2000 at 31,145.

          With respect to ATC and TTC calculations, the SPP will be responsible for all ATC and TTC calculations for the grid controlled by the SPP Partnership RTO. Under the SPP Partnership RTO MOU, the SPP and the Transco have agreed to use a single model for calculating ATC/TTC that incorporates the VST model (Vacar, Southern, and TVA). If the SPP and the Transco agree on a single congestion management regime, the SPP will perform all ATC/TTC calculations using a methodology that is mutually agreeable to the SPP and the Transco. The Transco will be responsible for determining the ratings for its transmission facilities and will provide that information to the SPP to support its ATC/TTC calculations. The Transco will have real-time access to the SPP's ATC/TTC calculations. Also, if the Transco and the SPP cannot resolve a disagreement


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


over the calculation of ATC or TTC, the Transco can submit that disagreement to the SPP Partnership RTO's dispute resolution process.28

          6.   THE RTO WILL PERFORM A MARKET-MONITORING FUNCTION (FUNCTION
               NO. 6) .

          In order to ensure that the RTO will provide reliable, efficient, and not unduly discriminatory transmission service, Order No. 2000 requires that the RTO provide for objective monitoring of markets it operates or administers. The RTO's market monitoring plan should identify market design flaws, market power abuses, and opportunities for efficient improvements and propose appropriate actions. See Order No. 2000 at 31,155-56; 18 C.F.R. ss. 35.34(k)(6). Order No.
2000 further provides that the market monitor (1) monitor behavior of Market Participants in the region, including transmission owners, to determine if their actions hinder the RTO's ability to provide reliable, efficient, and not unduly discriminatory transmission service; (2) periodically assess how behavior in markets operated by others affects the RTO's operations and how markets operated by the RTO affects behavior in those other markets; and (3) file reports on opportunities for efficiency improvements, market power abuses, and market design flaws with the Commission and other affected regulatory authorities. The Commission emphasized that an RTO has "flexibility" in developing a market monitoring plan that satisfies this minimum function. See Order No. 2000 at 31,156.


------------------------
28   See all P.4 of Attachment G.


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


          The SPP Partnership RTO satisfies this minimum function. Under the SPP Partnership RTO Agreement, market monitoring for the markets operated by the Transco will be conducted by the SPP Partnership RTO. The SPP's market monitoring plan will provide for objective monitoring of markets in order to identify market design flaws, market power abuses, and opportunities for efficiency improvements and propose appropriate actions. The monitoring plan will also monitor the behavior of Market Participants, including Entergy, to determine if their actions hinder the RTO's ability to provide reliable, efficient and non-discriminatory service.

          The monitoring plan will monitor the transmission market and assess how behavior affects the RTO's operations. The market monitor will also develop reports and file them with the Commission and the state regulators affected by the markets operated by the Transco. However, in acquiring the information necessary to prepare those reports, the monitoring plan will not require the collection of data outside the ordinary course of business. Also, the market monitor will not have the authority to sanction Market Participants. In Order No. 2000, the Commission stated that the market monitoring function did not mandate the authority to impose sanctions, but that RTOs have flexibility in framing monitoring plans that do not give the monitor the authority to impose sanctions. Here, the market monitor will have the authority to effectively monitor and report to the Commission any abuses, but it will not share with the Commission the authority to sanction any alleged violators. Finally, the market


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


monitor will oversee SPP in its role as Security Coordinator under P. 16 of the MOU (See Attachment F, P. 16).

          7. THE RTO WILL COMPLY WITH THE PLANNING AND EXPANSION FUNCTION (FUNCTION NO. 7) .

          Order No. 2000 requires the RTO to be responsible for planning and directing, or arranging, necessary transmission expansions, additions, and upgrades that will enable it to provide efficient, reliable and non-discriminatory transmission service and coordinate these efforts with the appropriate state authorities. See Order No. 2000 at 31,163; 18 C.F.R. ss. 35.34(k)(7). In performing this function, the RTO's planning and expansion process must (1) encourage market-driven operating and investment actions for preventing and relieving congestion; and (2) accommodate efforts by state regulatory commissions to create multi-state agreements to review and approve new transmission facilities. If the RTO is unable to satisfy this requirement when it commences operations, it must file with the Commission a plan, with specified milestones, that will ensure that it will meet this requirement within three years after initial operations. In Order No. 2000, the Commission noted that RTOs have "considerable flexibility" in designing transmission expansion plans that work best for their regions. See Order No. 2000 at 31,164.

          The SPP Partnership RTO satisfies this minimum function. As stated in paragraph 13 of the SPP Partnership RTO MOU, the Transco will develop the transmission expansion plan for its region. The plan will include both market-funded and rate-funded projects. The Transco's plan will be submitted to the SPP for review and inclusion in an RTO-wide plan that will be prepared by the SPP. The SPP will review all rate-funded projects contained in Transco's


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


plan for reliability considerations and the appropriateness of cost recovery in Transco rates. The SPP will review market-funded projects for reliability considerations only. In addition, the SPP and the Transco will develop a formula to apportion responsibility among all RTO transmission owners for the funding of projects that were not included in the Transco's plans, but that the RTO found to be necessary for reliability reasons.

          This expansion and planning process is described further in the testimony of George Bartlett. As demonstrated in that testimony, the planning and expansion process will encourage market-driven operating and investment actions for preventing and relieving congestion and will be compatible with pricing signals for congestion management. Also, the planning and expansion process will accommodate multi-state agreements to review and approve new transmission facilities and to coordinate with existing neighboring transmission entities.

          8.   THE RTO WILL ENSURE INTERREGIONAL COORDINATION (FUNCTION NO. 8).

          Order No. 2000 requires the RTO to ensure the integration of reliability practices within an interconnection and market interface practices among regions. See Order No. 2000 at 31,167; 18 C.F.R.ss. 35.34(k)(8).

          The SPP Partnership RTO satisfies this minimum function. As discussed in Section II.C.3, supra, the SPP has already formed a Seams Issues Working Group that is focused on promoting the development of interregional solutions to


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


such issues as loop flows, efficient rate design, and other regional issues. The Transco will be a full participant in this SPP process and will also continue to actively work with SERC members on similar issues, in concert with the SPP. Additionally, the SPP and the Transco have agreed to jointly work together to support any multi-state transmission planning compact that is developed in their region.

     D.   THE RTO MEETS THE OTHER REQUIREMENTS OF ORDER NO. 2000 .

          In addition to satisfying the four minimum characteristics and eight minimum functions necessary for a transmission entity to qualify as an RTO under Order No. 2000, the SPP Partnership RTO also is consistent with the other requirements contained in Order No. 2000.

          1. ENTERGY AND SPP PARTNERSHIP RTO HAVE ENGAGED IN AN EXTENSIVE STAKEHOLDER PROCESS .

          In Order No. 2000, the Commission stated that it expected RTOs to engage in a collaborative process with stakeholders in the region in designing the RTO. See Order No. 2000 at 31,167-68. As discussed in the attached testimony of Steve Owens and Frank Gallaher, Entergy and the SPP have engaged in an extensive dialogue with stakeholders in developing the Transco and forming the SPP Partnership RTO.

          As discussed in the Gallaher testimony, Entergy submitted its Transco proposal for public input in April 1999 when it filed its Petition for Declaratory Order in Docket No. EL99-57. During this proceeding, Entergy received input and comments from numerous stakeholders. Also, Entergy discussed its Transco proposal with stakeholders during the Order No. 2000 regional collaboratives and during separate meetings. Entergy made changes to its proposal as a result of comments from its retail regulators and stakeholders. Indeed, the decision to form the SPP Partnership RTO was motivated, in part, by discussions with regulators and stakeholders.

          Moreover, as discussed in the testimony of Steve Owens, the process by which the SPP Partnership RTO MOU and the agreement in principle on congestion management involved extensive stakeholder input. The SPP decisional process ensures that stakeholders are involved in the SPP's decisions. The meetings and working groups that developed the MOU and the agreement in principle on congestion management were open to the public and were attended by a broad cross-section of stakeholders. Under the SPP decisional process, stakeholders will continue to be involved in the implementation of the details of the SPP Partnership RTO.

          2. THE SPP PARTNERSHIP RTO COMPLIES WITH THE OPEN ARCHITECTURE REQUIREMENT.

          Order No. 2000 requires that the RTO be designed in accordance with the "open architecture" principle - that is, it must be designed so that it can evolve over time. See Order No. 2000 at 31,170; 18 C.F.R. ss. 35.34(l). The SPP Partnership RTO fully satisfies this principle. For example, there are no provisions in either the SPP's or the Transco's forming documents that would


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


limit the capability of the RTO to evolve in ways that would improve its efficiency, consistent with the minimum characteristics and functions. Also, there are no restrictions in those documents that would prevent new transmission-owning members from joining the RTO. Furthermore, the SPP Partnership RTO MOU expressly provides that the Transco will be structured to reasonably accommodate other SPP members and non-members who elect to join (see MOU, P. 21) and that Agreement shall remain binding and shall be accommodated in the event that the SPP merges or combines with another regional transmission entity (see id., P. 22).

          3.   THE SPP PARTNERSHIP RTO HAS MADE AN EFFORT TO INCLUDE PUBLIC
               POWER.

          Order No. 2000 also requires an RTO to accommodate public power and to report on its efforts to include public power in the RTO. See Order No. 2000 at 31,201. The SPP has made a significant effort to include public power within its RTO. In fact, the SPP includes numerous public power entities as members. Public power entities participated in the working groups that developed the MOU and the agreement in principle on congestion management and were an integral part of the SPP decisional process. In addition, Entergy has met with public power entities in its service territory to discuss the possibility of joining the Transco. Entergy is aware that public power entities, for tax reasons and for other considerations (including legislative restrictions on the use of their transmission assets) may be reluctant to contribute their transmission assets to the Transco. Entergy has therefore drafted the Operating Agreement to allow


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


public power entities to turn functional control of their transmission assets to the Transco. This may allow certain public power entities to join the Transco without experiencing adverse tax consequences or violating other statutory restrictions that may exist.

IV.  REQUEST FOR APPROVAL OF THE TRANSFER OF TRANSMISSION ASSETS UNDER FPA
     SECTION 203

     A.   OVERVIEW OF THE TRANSFER OF TRANSMISSION FACILITIES

          In this Application, Entergy is seeking approval to transfer its transmission and transmission related assets to the Transco which will operate as part of the SPP Partnership RTO. The details of this transfer of assets are described in the attached testimony of Frank Williford (Attachment L), Nathan Langston (Attachment M), and George Bartlett (Attachment K).

          As described in the Williford testimony, Entergy intends to transfer the transmission assets of the Entergy Operating Companies to the Transco in return for passive ownership interests in the LLC.29 Through a series of transactions including the transfer of legal title, the Operating Companies will transfer their transmission assets to the Transco. Ultimately, Entergy will receive as a dividend the Operating Companies' indirect passive ownership interest in the Transco. In addition, through various intermediate entities, Transco will repay the Operating Company debt allocable to those transmission assets. In order to further ensure the independence of the Transco, the existing mortgage and other long-term debt of the Operating Companies will not be assumed


------------------------
29   The nature of Entergy's passive ownership interests are governed by the
LLC Agreement. This is explained in the testimony of Frank Gallaher (Attachment
I).

by Transco. Instead, there will be interim internal debt assumption agreements between the Operating Companies and an intermediate entity.30 The intermediate entity will obtain independent financing, the proceeds of which will be used to repay of the debt of the Operating Companies allocable to their transmission assets. The debt issued by the intermediate entity will become the responsibility of the Transco upon completion of the transfer of transmission assets to the Transco.

          However, as explained in the Williford and Langston testimony, it may not be possible to transfer ownership of all of an Operating Company's transmission assets at the time of the Transco's start-up. For example, three of the Entergy Operating Companies - Entergy Louisiana, Inc., Entergy New Orleans, Inc., and Entergy Mississippi, Inc. - operate in states that have not yet decided to adopt retail access. Thus, for those Operating Companies, to unbundle those transmission assets is a significant undertaking. In addition, even in jurisdictions where unbundling efforts have begun, there remain a number of corporate steps that must be taken before the Operating Companies can transfer their assets to the Transco. In the event that an Operating Company cannot contribute its transmission assets to the LLC in time for the Transco's start-up, the Operating Company will transfer Functional Control of those assets


------------------------
30   The intermediate entity, which will be indirectly owned by Entergy and the Operating Companies, will aggregate the transmission assets of the Operating Companies prior to their transfer to Transco.


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


to the Transco under the Operating Agreement, which is attached to this Application as Attachment E.31

          Under the Operating Agreement, the Operating Companies will agree to transfer Functional Control of their transmission assets to the Transco in return for a fee based on the Operating Companies' revenue requirements for those assets. A Pro Forma Operating Agreement is attached to this Application. This Pro Forma Operating Agreement is similar to the Operating Agreement used by the Alliance Companies, which Agreement has been preliminarily approved by the Commission.32 The Operating Agreement will contain an Operating Protocol that governs how the Transco must operate those assets, and a Revenue and Pricing Distribution Protocol, which governs the Operating Companies rights to payment for its agreement to transfer functional control to the Transco. The Operating Protocol and the Revenue and Pricing Distribution Protocol have not yet been finalized, as they are contingent on the development of the Transco's rates, terms and conditions, which will be contained in the December 2000 rate filing. Entergy will submit the completed versions of the Operating Agreement, including those Protocols, when it makes those future filings.

     B.   DESCRIPTION OF THE TRANSFERRED FACILITIES.


------------------------
31   Attachment F contains a pro forma Agency Agreement to obtain functional control over discrete facilities. The Transco may also obtain control over some of the Operating Companies' facilities or other entities facilities under this Agency Agreement.

32   See Alliance Companies, 89 FERC P. 61,298 (1999), order on compliance filing, 91 FERC P. 61,152 (2000).

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


          The transmission facilities to be transferred to Transco are described in the attached testimony of George Bartlett and Nathan Langston. Mr. Bartlett describes the transmission assets that will be transferred, including the division between the transmission and distribution assets and the generation and transmission asset. Mr. Langston's testimony describes the accounting treatment for the transfer of assets and liabilities to the Transco.

          As discussed in the Bartlett testimony, the Entergy Operating Companies will transfer to the Transco all facilities at or above 69 kV. These facilities include:

o transmission lines (including towers, poles, and conductors) and transmission substations;

o    transformers providing transformation within the bulk power system;

o    system control center and operating facilities;

o lines providing connections to generation sources and step-up (plant) substations;

o radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers;

o common facilities in substations that provide primarily a transmission function; and

o voltage control devices and power flow control devices directly connected to the transmission system.

These facilities being transferred are listed in Exhibit NEL-1 to the testimony of Nathan Langston.

          With respect to the split between transmission and distribution assets, the transmission assets transferred to the Transco include equipment and devices that operate at 69 kV and above and function as part of the integrated transmission system to deliver bulk power to transmission customers. Thus, transmission lines and the switching stations and substations which serve to interconnect only transmission lines are considered transmission facilities. Similarly, distribution assets include equipment and devices that operate below 69 kV or function as part of the distribution delivery system. Thus, distribution lines, and the switching stations and substations which serve to interconnect only distribution lines, are considered distribution facilities.

          As described more fully in Mr. Bartlett's testimony, Entergy has a number of dual function substations that contain transmission elements (i.e., facilities operating at 69 kV and above) and distribution elements (i.e., facilities operating below 69 kV). For these dual function substations, the dividing line between transmission and distribution is at the high voltage side of the disconnect switch of the distribution transformer. For the common use assets (i.e., land, structures, and equipment used to support both transmission and distribution functions) located at dual function substations, these assets will be considered transmission facilities for substations that are connected to three or more transmission lines and distribution facilities for substations that are connected to one or two transmission lines.

          As Mr. Bartlett further explains, with respect to the split between generation and transmission assets, generator step-up transformers and generation leads are classified as generation assets. The dividing line between the generation assets and the transmission assets is defined to be at the high-voltage bushing of the generator step-up transformer. All common use assets within a generation switchyard will be classified as transmission assets and assigned to the Transco because of their effect on the integrated transmission system.

     C.   THE TRANSFER OF FACILITIES IS CONSISTENT WITH THE PUBLIC INTEREST.

          The Commission must approve the transfer of facilities to Transco if it finds that the transaction "will be consistent with the public interest." FPA, ss. 203. Under the Merger Policy Statement, the Commission examines three factors to determine whether a proposed transaction is in the public interest: the effect on competition, the effect on rates, and the effect on regulation. Given that the Transco's acquisition of Entergy's transmission facilities is a fundamental requirement for the creation of the Transco - the cornerstone of Entergy's proposal to comply with Orders Nos. 2000 and 2000-A - the proposed transfer clearly is consistent with the public interest. The transfer of facilities is pro-competitive and will result in no adverse effect on regulation. The transfer also will have no adverse impact on rates, which will be demonstrated when Entergy makes the December 2000 filing of the Transco's rate schedules.

          1.   EFFECT ON COMPETITION


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


          The proposed consolidation of Entergy's transmission systems into a single regional transmission organization, as required by Order Nos. 2000 and 2000-A, is pro-competitive and fully consistent with Commission precedent. See DTE Energy Co., 91 FERC P. 61,317 (2000) (approving formation of independent transmission company to facilitate RTO creation); FirstEnergy Operating Companies, 89 FERC P. 61,090 (1999) (same). The consolidation of transmission facilities will have no effect on generation market concentration given that no generation assets are implicated in the formation of Transco. Instead, the formation of Transco will facilitate competition in wholesale power markets.

          2.   EFFECT ON RATES

          Entergy will address the effect on rates when it makes its December 2000 rate filing of the Transco's rate schedules.

          3.   EFFECT ON REGULATION

          Finally, the Transaction creates no adverse effect on regulation. There will be no lapse in the Commission's jurisdictional authority over the facilities being transferred, and state commissions will continue to have full authority under applicable law to regulate the Entergy Operating Companies, including regulation of retail markets and distribution facilities, after the transfer of facilities.

     D.   INFORMATION REQUIRED BY SECTION 33.2 OF THE COMMISSION'S REGULATIONS

          In support of this Application, the Applicants submit the following information required by Section 33.2 of the Commission's regulations. This information is arranged in alphabetized sections corresponding to the subsections in Section 33.2

     a.   NAME AND ADDRESSES OF PRINCIPAL BUSINESS OFFICES

          The following are the names and principal business offices of the
Applicants:

          Entergy Services, Inc.
          639 Loyola Avenue
          New Orleans, LA 70113

     b. NAMES AND ADDRESSES OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THIS APPLICATION

          The persons listed Section V, infra, are authorized to receive notices and communications with respect to this Application.

     c.   DESIGNATION OF THE TERRITORIES SERVED, BY COUNTIES AND STATES.

          The territories served by each of the Applicants are set forth in Appendix 1 to this Application.

     d. A GENERAL STATEMENT BRIEFLY DESCRIBING THE FACILITIES OWNED OR OPERATED FOR TRANSMISSION OF ELECTRICITY IN INTERSTATE COMMERCE OR THE SALE OF ELECTRIC ENERGY AT WHOLESALE IN INTERSTATE COMMERCE.

          The facilities owned or operated by the Applicants are described in exhibit NEL-1 to the testimony of Nathan Langston.

     e. WHETHER THE APPLICATION IS FOR DISPOSITION OF FACILITIES BY SALE, LEASE, OR OTHERWISE, A MERGER OR CONSOLIDATION OF FACILITIES, OR FOR PURCHASE OR ACQUISITION OF SECURITIES OF A PUBLIC UTILITY, ALSO A DESCRIPTION OF THE CONSIDERATION, IF ANY, AND THE METHOD AT ARRIVING AT THE AMOUNT THEREOF.

          See Section IV.A. above.


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


     f. A STATEMENT OF FACILITIES TO BE DISPOSED OF, CONSOLIDATED, OR MERGED, GIVING A DESCRIPTION OF THEIR PRESENT USE AND OF THEIR PROPOSED USE AND OF THEIR PROPOSED USE AFTER DISPOSITION, CONSOLIDATION, OR MERGER. STATE WHETHER THE PROPOSED DISPOSITION OF FACILITIES OR PLAN FOR CONSOLIDATION OR MERGER INCLUDES ALL OF THE OPERATING FACILITIES OF THE PARTIES TO THE TRANSACTION.

          See Section IV.A. above.

     g. A STATEMENT (IN THE FORM PRESCRIBED BY THE COMMISSION'S UNIFORM SYSTEM OF ACCOUNTS FOR PUBLIC UTILITIES AND LICENSEES) OF THE COST OF THE FACILITIES INVOLVED IN THE SALE, LEASE, OR OTHER DISPOSITION OR MERGER OR CONSOLIDATION. IF ORIGINAL COST IS NOT KNOWN, AN ESTIMATE OF ORIGINAL COST BASED INSOFAR AS POSSIBLE, UPON RECORDS OR DATA OF THE APPLICANT OR ITS PREDECESSORS MUST BE FURNISHED, TOGETHER WITH A FULL EXPLANATION OF THE MANNER IN WHICH SUCH ESTIMATE HAS BEEN MADE, AND A DESCRIPTION AND STATEMENT OF THE PRESENT CUSTODY OF ALL EXISTING PERTINENT DATA AND RECORDS.

          The transfer of assets to the Transco will involve Entergy's jurisdictional transmission facilities. These facilities are accounted for pursuant to the Commission's Uniform System of Accounts and will continued to be accounted for in this manner when controlled or owned by the Transco. Original cost is the basis for the valuation of Entergy's utility plant in service. Entergy has filed with the Commission statements of the utility plant in service and the costs thereof for each of the Operating Companies as part of their Form 1 data, and Entergy requests a waiver of the requirement that this data be filed again as part of this Application.

     h. A STATEMENT AS TO THE EFFECT OF THE PROPOSED TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE, OR INTERCHANGE OF ELECTRICITY.

          The transfer of assets to the Transco is expected to have no direct impact on any contract for the purchase, sale, or interchange of electric energy.

     i. A STATEMENT AS TO WHETHER OR NOT ANY APPLICATION WITH RESPECT TO THE TRANSACTION OR ANY PART THEREOF IS REQUIRED TO BE FILED WITH ANY OTHER FEDERAL OR STATE REGULATORY BODY.

          In addition to the approvals required from this Commission, the transfer of facilities to the Transco will require: (i) the approval of the Securities and Exchange Commission; (ii) the approval of the Arkansas Public Service Commission; (iii) the approval of the Louisiana Public Service Commission; (iv) the approval of the Mississippi Public Service Commission; and
(v) the approval of the New Orleans City Council. Entergy will also make any additional filing with the Public Utility Commission of Texas that are necessary to establish the Transco.

     j. THE FACTS RELIED UPON BY APPLICANTS TO SHOW THAT THE PROPOSED DISPOSITION, MERGER, OR CONSOLIDATION OF FACILITIES OR ACQUISITION OF SECURITIES WILL BE CONSISTENT WITH THE PUBLIC INTEREST.

          See Section IV.C. above and the testimony that is being filed in conjunction with this Application.

     k. A BRIEF STATEMENT OF THE FRANCHISES HELD, SHOWING DATE OF EXPIRATION IF NOT PERPETUAL.

          Because this information is not necessary for the approvals requested in this Application, Entergy respectfully requests waiver of the requirement to provide this information.

     l.   A FORM OF NOTICE SUITABLE FOR PUBLICATION IN THE FEDERAL REGISTER,
                                                           ----------------
          WHICH WILL BRIEFLY SUMMARIZE THE FACTS CONTAINED IN THE APPLICATION IN SUCH WAY AS TO ACQUAINT THE PUBLIC WITH ITS SCOPE AND PURPOSE.

          A form of notice suitable for publication in the Federal Register is attached to this Application at Appendix 2 and on a computer disk.

     E.   EXHIBITS REQUIRED PURSUANT TO SECTION 33.3 OF THE COMMISSION'S
          REGULATIONS

          Copies of the Exhibits required pursuant to Section 33.3 of the Commission's regulations are provided as described below:

          EXHIBIT A. COPIES OF ALL RESOLUTIONS OF DIRECTORS AUTHORIZING THE
          ---------
PROPOSED DISPOSITION, MERGER, OR CONSOLIDATION OF FACILITIES, OR ACQUISITION OF SECURITIES, IN RESPECT TO WHICH THE APPLICATION IS MADE, AND, IF APPROVAL OF STOCKHOLDERS HAS BEEN OBTAINED, COPIES OF THE RESOLUTIONS OF THE STOCKHOLDERS SHOULD ALSO BE FURNISHED SECURING ANY OBLIGATION OF EACH PARTY TO THE TRANSACTION.

          Entergy respectfully requests a waiver of the requirement to file the corporate resolutions called for by Exhibit A of the Commission's regulations. 18 C.F.R. ss. 33.3 (1999). Such resolutions would not be required by the Merger NOPR. Proposed Section 33.5, IV FERC Stats. and Regs. P. 32,528 at 33,364.

          EXHIBIT B. A STATEMENT OF THE MEASURE OF CONTROL OR OWNERSHIP
          ---------
EXERCISED BY OR OVER EACH PARTY TO THE TRANSACTION AS TO ANY PUBLIC UTILITY, OR BANK, TRUST COMPANY, BANKING ASSOCIATION, OR FIRM THAT IS AUTHORIZED BY LAW TO UNDERWRITE OR PARTICIPATE IN THE MARKETING OF SECURITIES OF A PUBLIC UTILITY, OR ANY COMPANY SUPPLYING ELECTRIC EQUIPMENT TO SUCH PARTY. WHERE THERE ARE ANY INTERCORPORATE RELATIONSHIPS THROUGH HOLDING COMPANIES, OWNERSHIP OF SECURITIES OR OTHERWISE, THE NATURE AND EXTENT OF SUCH RELATIONSHIP; ALSO STATE WHETHER ANY OF THE PARTIES TO THE TRANSACTION HAVE OFFICERS OR DIRECTORS IN COMMON. IF NOT A MEMBER OF ANY HOLDING COMPANY SYSTEM, INCLUDE A STATEMENT TO THAT EFFECT.

          Because this information is not necessary for the approvals requested in this Application, Entergy respectfully requests waiver of the requirement to provide this information.

          EXHIBIT C. BALANCE SHEETS AND SUPPORTING PLANT SCHEDULES FOR THE MOST
          ---------
RECENT 12 MONTH PERIOD ONLY, ON AN ACTUAL BASIS AND ON A PRO FORMA BASIS IN THE FORM PRESCRIBED FOR STATEMENT A AND B OF THE FPC ANNUAL REPORT FORM NO. 1, PRESCRIBED BY SS. 141.1 OF THIS CHAPTER. THE ADJUSTMENTS NECESSARY TO ARRIVE AT THE PRO FORMA STATEMENTS SHOULD BE CLEARLY IDENTIFIED.

          In the Merger NOPR, the Commission proposed to limit the accounting data to be supplied with an application to:

          proposed accounting entries showing the effect of the transaction with sufficient detail to indicate the effects on all account balances (including amounts transferred on an interim basis), the effect on the income statement, and the effects on other relevant financial statements.

IV FERC Stats. and Regs. P. 32,528 at 33,398. Consistent with this requirement, Entergy is submitting as exhibits to the testimony of Nathan Langston (Attachment M) the pro forma balance sheet effect of the accounting entries for the proposed transaction. Entergy requests that the Commission waive the filing of any other information that may be required by the existing merger regulations. Most of such information was filed by Entergy with the Commission as part of their Form 1 and is available both to the Commission and the general public.

          EXHIBIT D. A STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES EXCEPT
          ---------
MINOR ITEMS SUCH AS DAMAGE CLAIMS AND SIMILAR ITEMS INVOLVING RELATIVELY SMALL AMOUNTS, AS OF THE DATE OF THE APPLICATION.

          Because this information is not necessary for the approvals requested in this Application, Entergy respectfully requests waiver of the requirement to provide this information.

          EXHIBIT E. INCOME STATEMENT FOR THE MOST RECENT 12 MONTH PERIOD ONLY,
          ---------
ON AN ACTUAL BASIS AND ON A PRO FORMA BASIS IN THE FORM PRESCRIBED FOR STATEMENT C OF THE FPC ANNUAL REPORT FORM NO. 1 PRESCRIBED BY SS. 141.1 OF THIS CHAPTER. THE ADJUSTMENTS NECESSARY TO ARRIVE AT THE PRO FORMA STATEMENTS SHOULD BE CLEARLY IDENTIFIED.

          For the reasons described above, Entergy requests waiver of the requirement to file any information other than what has been provided as part of Exhibit C.

          EXHIBIT F. AN ANALYSIS OF RETAINED EARNINGS FOR THE PERIOD COVERED BY
          ---------
THE INCOME STATEMENTS REFERRED TO IN EXHIBIT E.

          For the reasons described above, Entergy requests waiver of the requirement to file any information other than what has been provided as part of Exhibit C.

          EXHIBIT G. A COPY OF EACH APPLICATION AND EXHIBIT FILED WITH ANY OTHER
          ---------
FEDERAL OR STATE REGULATORY BODY IN CONNECTION WITH THE PROPOSED TRANSACTION, AND IF ACTION HAS BEEN TAKEN THEREON, A CERTIFIED COPY OF EACH ORDER RELATING THERETO.

          In its Merger NOPR, the Commission suggested that it would not be necessary for applicants to submit copies of their applications filed with other regulatory agencies -- which "largely duplicates the information required in our
Part 33 regulations" -- provided that copies of the orders in response to the applications are filed when received. IV FERC Stats. and Regs. P. 32,528 at 33,364. Because the provisions of the Merger NOPR are not yet implemented, Entergy requests a waiver of the requirement that they file a copy of the voluminous applications that have been and will be filed before other agencies. Entergy will, consistent with the Merger NOPR, provide the Commission with copies of other regulatory approvals as those approvals are obtained.

          EXHIBIT H. A COPY OF ALL CONTRACTS IN RESPECT TO THE SALE, LEASE, OR
          ---------
OTHER PROPOSED DISPOSITION, MERGER OR CONSOLIDATION OF FACILITIES, OR PURCHASE OF SECURITIES, AS THE CASE MAY BE, TOGETHER WITH COPIES OF ALL OTHER WRITTEN INSTRUMENTS ENTERED INTO OR PROPOSED TO BE ENTERED INTO BY THE PARTIES TO THE TRANSACTION PERTAINING THERETO.

          The LLC Agreement and the Operating Agreement are attached hereto at Attachments A and E, respectively.

          EXHIBIT I. A GENERAL OR KEY MAP ON A SCALE OF NOT MORE THAN 20 MILES
          ---------
TO THE INCH SHOWING IN SEPARATE COLORS THE PROPERTIES OF EACH PARTY TO THE TRANSACTION, AND DISTINGUISHING SUCH PARTS OF THEM AS ARE INCLUDED IN THE PROPOSED DISPOSITION, CONSOLIDATION OR MERGER. THE MAP SHOULD ALSO CLEARLY INDICATE ALL INTERCONNECTIONS AND THE PRINCIPAL CITIES OF THE AREA SERVED. WHENEVER POSSIBLE, THE MAP SHOULD NOT BE OVER 30 INCHES IN ITS LARGEST DIMENSION.

          A map of the combined transmission system owned or controlled by the Transco is provided at Exhibit I.

V.   NOTICES AND COMMUNICATIONS

     Communications regarding this Application should be sent to:

William S. Scherman                         Kent R. Foster
Gerard A. Clark                             Vice President, Regulatory Affairs
Skadden, Arps, Slate, Meagher               Kimberly H. Despeaux
  & Flom LLP                                Director, Federal Regulatory Affairs
1440 New York Avenue, N.W.                  Entergy Services, Inc.
Washington, D.C.  20005                     639 Loyola Avenue
                                            New Orleans, Louisiana 70113

Floyd L. Norton, IV
Morgan, Lewis & Bockius LLP
1800 M Street, N.W.
Washington, D.C. 20036-5869

VI.  CONCLUSION

          WHEREFORE, for the foregoing reasons, Entergy respectfully requests that the Commission approve the SPP Partnership RTO under Order No. 2000 and authorize under FPA Section 203 the transfer of transmission assets from the Entergy Operating Companies to the Transco as requested herein. In addition, in order to enable the Transco to be operational by December 15, 2001, as required by Order No. 2000, Entergy respectfully requests that the Commission act on Entergy's filings by July 31, 2001. Moreover, to allow Entergy to initiate the process of selecting the independent board of the Managing Member that would manage the Transco, Entergy respectfully requests that the Commission issue a ruling on the proposed board selection process by March 1, 2001.

                                                   Respectfully submitted,


                                                   --------------------------
                                                   William S. Scherman
                                                   Gerard A. Clark
Kent R. Foster                                     W. Mason Emnett
Vice President, Regulatory Affairs                 Skadden, Arps, Slate,
Kimberly H. Despeaux                                 Meagher & Flom LLP
Director, Federal Regulatory Affairs               1440 New York Avenue, N.W.
Entergy Services, Inc.                             Washington, D.C. 20005
639 Loyola Avenue                                  (202) 371-7060
New Orleans, Louisiana  70113                      (202) 371-7176 (fax)
(504) 576-4867
(504) 576-3989 (fax)                               Floyd L. Norton, IV
                                                   Morgan, Lewis & Bockius LLP
                                                   1800 M Street, N.W.
                                                   Washington, D.C.  20036-5869
                                                   (202) 467-7620
Dated: October 16, 2000                            (202) 467-7629 (fax)

                             CERTIFICATE OF SERVICE
                             ----------------------

          I hereby certify that I have this day caused the foregoing Application for Approval of a Regional Transmission Organization and approval of the Transfer of Transmission Assets to be served by first-class mail upon the following entities listed on the attached Service List.

          Dated at Washington, D.C. this 16th day of October, 2000.


                                                       ---------------------
                                                        Gerard A. Clark

                                  SERVICE LIST

AIG Trading Corporation                               Allegheny Energy Supply Company, LLC
1 Greenwich Plaza                                     Roseytown Road, RR 12, Box 1000
Greenwich, CT 06830                                   Greensburg, PA 15601

Ameren Services Company                               American Electric Power Service Corporation
Attn:  Deron Harrington                               Attn:  Jeff Salway
400 S. Fourth Street                                  One Riverside Plaza
St. Louis, MO 63102-1826                              Columbus, OH 43215

American Energy Solutions, Inc.                       Amoco Energy Trading Corporation
1280 Eaton Avenue                                     Attn:  Contracts, Accounting and Admin.
Hamilton, OH 45013                                    P. O. Box 3092
                                                      Houston, TX 77253-3092

Aquila Power Corporation                              Arkansas Electric Cooperative Corporation
Director, Power Marketing                             Mr. Ricky Bittle, Vice President
10700 East Highway 350                                8000 Scott Hamilton Drive, P. O. Box 194208
Kansas City, MO 64138                                 Little Rock, AR 72219-4208

Associated Electric Cooperative, Inc.                 Avista Energy, Inc.
Director, Engineering & Operations                    Attn: Manager, Contracts
2814 S. Golden                                        Three Riverway, Suite 300
Springfield, MO 65801-0754                            Houston, TX 77056

Board of Municipal Utilities of Sikeston, Missouri    British Columbia Power Exchange Corporation
Attn:  Director of Utilities                          Attn: Contracts Manager
138 North Prairie                                     666 Burrard St., Suite 1400
Sikeston, MO 63801                                    Vancouver, BC, Canada V6C2X8

Cargill-Alliant, LLC                                  Carolina Power & Light Company
Attn:  Rick Davenport                                 411 Fayetteville Street Mall
6000 Clearwater Drive                                 Raleigh, NC 27602
Minnetonka, MN 55343

Central and South West Services, Inc.                 Central and South West Services, Inc.
Attn: Manager, SPP/WSCC Transmission Planning         Manager, Transmission Access
P. O. Box 21928                                       P. O. Box 21928
Tulsa, OK 74121-1928                                  Tulsa, OK 74121-1928

Central Louisiana Electric Company, Inc.              Cinergy Services, Inc.
Wholesale Merchant Operations                         Supervisor, Bulk Power - Billing and Accounting
2005 Vandevelde Avenue                                1000 East Main Street
Alexandria, LA 71303                                  Plainfield, IN 46168


                                      SL-1


Cinergy Services, Inc.                                City Water and Light
Vice President Power Marketing & Trading              Manager
139 East Fourth Street                                P. O. Box 1289
Cincinnati, OH 45202                                  Jonesboro, AR 72403-1289

CLECO                                                 CMS Marketing, Services and Trading Company
Director, Contracts & Business Development            Director, Power Trading & Operations
2005 Vandevelde Avenue                                One Jackson Square, Suite 1060
Alexandria, LA  71303                                 Jackson, MI 49201

CNG Power Services Corporation                        Columbia Power Marketing Corporation
Director, Power Marketing                             1330 Post Oak Blvd., 20th Floor
One Park Ridge Center, P. O. Box 15746                Houston, TX 77056
Pittsburgh, PA 15244-0746

Commonwealth Edison Company                           ConAgra Energy Services, Inc.
Attn:  Steven T. Naumann, T&D Regulatory              Purchasing/Risk Manager - Electricity
          Services Manager                            P. O. Box 2533, Dept. CIG-155
10 South Dearborn Street, 35 FNE                      Omaha, NE 68103-2533
Chicago, IL 60603

Conective Energy Supply, Inc.                         Conoco Power Marketing, Inc.
Attn:  Contracts/Enabling:  Paul Saponaro             600 North Diary Ashford
P. O. Box 6066                                        Houston, TX 77079-1175
Newark, DE 19714-6066

Constellation Power Source, Inc.                      Continental Energy Services, L.L.C.
Attn:  Stuart Rubenstein                              Attn:  Charles Davies
39 W. Lexington Street, Suite 1120                    1437 S. Boulder, Suite 1250
Baltimore, MD 21201                                   Tulsa, OK 74119-3620

Coral Power, L.L.C.                                   DePere Energy Marketing, Inc.
Attn:  Power Contract Manager                         c/o Polsky Energy Corp. - Edens Corporate Center
909 Fannin, Suite 700                                 650 Dundee Road, Suite 350
Houston, TX 77010                                     Northbrook, IL 60062

DTE Energy Trading, Inc.                              Duke Energy Power Services, Inc.
Attn:  Allen T. Schneider                             Manager, Corporate Business Development
101 North Main, Suite 300                             5400 Westheimer Court
Ann Arbor, MI 48104                                   Houston, TX 77256-5310

Duke Energy Trading and Marketing, L.L.C.             Duke Power, a division of Duke Energy Corp.
Attn:  Contract Administrator                         Attn:  Bulk Power Contracts Manager, EC03U
10777 Westheimer, 650                                 526 South Church Street
Houston, TX 77042                                     Charlotte, NC 28202-1802


                                      SL-2


Duke/Louis Dreyfus L.L.C.                             e prime, Inc.
Contract Administrator                                Attn:  Nancy Courtright
10777 Westheimer, Suite 650                           1099 18th Street, Suite 3000
Houston, TX 77042                                     Denver, CO 80202

Edison Source                                         Electric Clearinghouse, Inc.
13191 Crossroad Parkway North, Suite 405              Vice President, Trading & Operations
City of Industry, CA 91746                            1000 Louisiana Street, Suite 5800
                                                      Houston, TX 77002

Engage Energy US, L.P.                                Enron Power Marketing, Inc.
Manager, Contract Administration                      Attn:  Power Contract Documentation
Five Greenway Plaza, Suite 1200                       P. O. Box 4428
Houston, TX 77046-0502                                Houston, TX 77251-4420

Enserch Energy Services, Inc.                         Entergy Power Marketing, Inc.
Attn:  Contracts Administration                       Manager, Business Development
1301 Fannin, Suite 2300                               10055 Grogan's Mill Road, Suite 500
Houston, TX 77002                                     The Woodlands, TX 77380

Entergy Power, Inc.                                   Entergy Services, Inc.
Attn:  Legal Department                               Director, Wholesale Transactions
10055 Grogan's Mill Road, Suite 500                   10055 Grogans Mill Road, Suite 300
The Woodlands, TX 77380                               The Woodlands, TX 77380

Equitable Power Services Company                      Florida Power & Light Company
2000 Cliff Mine Road                                  Manager, Transmission Services
Pittsburgh, PA 15275                                  9250 West Flagler Street
                                                      Miami, FL 33174

Florida Power Corporation                             Illinois Power Company
6565 38th Avenue, North                               Electric Arrangements Manager, H25
St. Petersburg, FL 33710                              2701 North Martin Luther King Drive
                                                      Decatur, IL 62526

InterCoast Power Marketing Company                    Kansas City Power & Light Company
Contract Administrator                                P. O. Box 418679
666 Grand Avenue                                      Kansas City, MO 64141-9679
Des Moines, IOWA 50303-0657

Koch Energy Trading, Inc.                             LG&E Power Marketing Inc.
Legal Department                                      12500 Fair Lake Circle, Suite 350
20 Greenway Plaza                                     Fairfax, VA 22033-3804
Houston, TX 77046


                                      SL-3


Merchant Energy Group of the Americas, Inc.           Merrill Lynch Capital Services, Inc.
Attn:  Contract Administration                        Attn:  Craig Gontkovic
275 West Street, Suite 320                            250 Vesey Street - 7th Floor
Annapolis, MD 21401                                   New York, NY 10281-1307

MidAmerican Energy Company                            MidCon Power Services Corp.
Bulk Power Services                                   701 East 22nd Street
P. O. Box 657                                         Lombard, IL 60148-5072
Des Moines, IOWA 50303

Minnesota Power & Light Company                       Municipal Energy Agency of Mississippi
Contract Manager, Inter-Utility Marketing             General Manager
30 West Superior Street                               6000 Lakeover Road
Duluth, MN 55802                                      Jackson, MS 39213

NESI Power Marketing, Inc.                            NorAm Energy Services, Inc.
801 East 86th Avenue                                  Attn:  Contract Administration, 8th Floor
Merrillville, IN 46410                                P. O. Box 4455
                                                      Houston, TX 77210-4455

Northern States Power Company                         Duke Energy Trading & Marketing
Bill Raihala                                          (formerly NP Energy, Inc.)
414 Nicollet Mall                                     10777 Westheimer, Suite 650
Minneapolis, MN 55401                                 Houston, TX  77042


OGE Electric Service                                  OGE Energy Resources, Inc.
Manager, Power Contracts CB/58                        Managing Director
P. O. Box 321                                         P. O. Box 24300
Oklahoma City, OK 73071                               Oklahoma City, OK 73124

Oglethorpe Power Corporation                          Omaha Public Power District
2100 East Exchange Place                              4325 Jones Plaza, ECC-1
Tucker, GA 30085                                      Omaha, NE 68105-1062

Oneok Power Marketing Company                         PacifiCorp Power Marketing, Inc.
100 West Fifth Street                                 Attn:  Elisa Larson: Sr. Contract Administrator
Tulsa, OK 74103                                       700 North East Multnomah, Suite 500
                                                      Portland, OR 97732

PanCanadian Energy Services Inc.                      PEC Energy Marketing, Inc.
Attn:  Contract Administration                        Attn:  Energy Marketing
1200 Smith Street, Suite 900                          650 Dundee Road, Suite 350
Houston, TX 77002                                     Northbrook, IL 60062


                                      SL-4


PECO Energy Company - Power Team                      PG&E Energy Trading - Power L.P.
Attn:  Lin Johnson                                    Attn:  Senior Vice President
2004 Penaissance Blvd.                                7500 Old Georgetown Road
King of Prussia, PA 19406                             Bethesda, MD 20814

PP&L, Inc.                                            Progress Power Marketing, Inc.
Energy Marketing Center, GENTW15                      P. O. Box 14042, MAC: K1B
Two North Ninth Street                                St. Petersburg, FL 33733
Allentown, PA 18101-1179

ProLiance Energy, LLC                                 Public Service Company of Colorado
Manager, Power Trading                                Manager Energy Trading Purchased Power &
135 N. Pennsylvania St., Suite 800                                   Energy Trading
Indianapolis, IN 46204                                P. O. Box 1078
                                                      Golden, CO 80402-1078

Public Service Electric and Gas Company               Reliant Energy Services, Inc.
Attn:  Robert F. Valiga, Manager - Transmission       Attn:  Contracts Administrator
          Service Policy                              P. O. Box 4455
80 Park Plaza, 14A                                    Houston, TX 77210
Newark, NJ 07102

Sam Rayburn G&T Electric Cooperative, Inc.            Scana Energy Marketing, Inc.
President                                             Contract Administrator
P. O. Box 631623                                      110 Gateway Corporate Blvd., Suite 200
Nacogdoches, TX 75963-1623                            Columbia, SC 29203

Sempra Energy Trading Corporation                     Skygen Energy Marketing, LLC
Attn:  VP Short Term Power Trading                    Attn:  Energy Marketing
58 Commerce Road                                      650 Dundee Road, Suite 350
Stamford, CT 06902                                    Northbrook, IL 60062

South Mississippi Electric Power Association          Southern Company Services, Inc.
Manager, Corporate Planning & Operations              Director, Wholesale Power Marketing
P. O. Box 15849                                       P. O. Box 2625
Hattiesburg, MS 39404-5849                            Birmingham, AL 35202-2625

Southern Energy Trading and Marketing, Inc.           Southwestern Electric Power Company
900 Ashwood Parkway                                   Attn:  Mgr., SPP/WSCC Transmission Planning
Suite 310                                             P. O. Box 21106
Atlanta, GA 30338                                     Shreveport, LA  71156


                                      SL-5


Southwestern Public Service Company                   Southwestern Public Service Company
Attn:  Todd Hegwer                                    Director, Bulk Power Sales
P. O. Box 1261                                        P. O. Box 1261
Amarillo, TX 79170                                    Amarillo, TX 79170

Statoil Energy Trading, Inc.                          Tenaska Power Services Co.
Attn:  Transmission Analyst                           1044 North 115th Street, Suite 400
2800 Eisenhower Avenue                                Omaha, NE 68154-4446
Alexandria, VA 22314

Tennessee Valley Authority                            The Dayton Power and Light Company
Manager, Electric System Operations                   Power Services
1101 Market Street, MR BA                             P. O. Box 1807
Chattanooga, TN 37402-2801                            Dayton, OH 45401

The Empire District Electric Company                  The Energy Authority, Inc.
P. O. Box 127                                         Attn:  Director, Supply Logistics and Trading
Joplin, MO 64802                                      76 South Laura Street, Suite 1500
                                                      Jacksonville, FL 32202

Tractebel Energy Marketing, Inc.                      Union Electric Company
Attn:  Ms. Amanda Hanges                              General Manager Corporate Planning
1177 West Loop South, Suite 800                       1901 Chouteau Avenue, P. O. Box 66149
Houston, TX 77027                                     St. Louis, MO 63166

UtiliCorp United, Inc.                                Vastar Power Marketing, Inc.
Administrator, Regulated Power                        Attn:  Ms. Norma J. Rosner
10700 East 350 Highway                                200 Westlake Park Boulevard, Suite 200
Kansas City, MO 64138                                 Houston, TX 77079-2648

Virginia Electric and Power Company                   Virginia Electric and Power Company
Attn: Manager, The Wholesale Power Group              Attn:  Contract Administrator
One James River Plaza                                 5000 Dominion Blvd
701 East Cary Street                                  Glen Allen, VA 23060
Richmond, VA 23219

 Vitol Gas & Electric LLC                             West Penn Power Company dba Allegheny Energy
 Attn:  Mr. Ken Stambler, Director                    Attn:  John F. Hose
 470 Atlantic Avenue                                  Roseytown Road, RR12, Box 1000
Boston, MA  02270-2208                                Greensburg, PA 15601

Western Farmers Electric Cooperative                  Western Resources, Inc.
P. O. Box 429                                         P. O. Box 889
Anadarko, OK 73005                                    Topeka, Kansas 66601


                                      SL-6


Williams Energy Services Company                      Wisconsin Electric Power Company
Senior Contract Administrator - Power                 Manager - Power Marketing, Room A214
P. O. Box 2848                                        P. O. Box 2046
Tulsa, OK 74101-9567                                  Milwaukee, WI 53201-2046

WPS Energy Services, Inc.                             PCA Liquidating Trust
Director, Power Marketing                             1 Barker Avenue, 4th Floor
677 Beaten Road                                       White Plains, NY  10601
Green Bay, WI 54304

J. Q. Delap, Jr.                                      Valero Power Services Co.
Eclipse Energy, Inc.                                  1200 Smith Street, Suite 900
P. O. Box 6690                                        Houston, TX  77002-4309
Kingswood, TX  77325-6690

Mr. Lawrence F. Acker, Esq.                           Dr. John Anderson
Leboeuf, Lamb, Greene & MacRae, LLP                   The Electricity Consumers Resource Council
Suite 1200                                            1333 H Street, N. W.
1875 Connecticut Ave., N. W.                          West Tower, 8th Floor
Washington, DC  20009-5728                            Washington, DC  20005-4707

Mr. Richie Arnold, CEO                                Mr. John J. Bartus, Esq.
Conway Corporation                                    Federal Energy Regulatory Commission
P. O. Box 99                                          888 First Street, N. E.
Conway, AR  72033-0099                                Washington, DC  20426-0001

Mr. Sean T. Beeny, Esq.                               Mr. Kirk H. Betts, Esq.
Miller, Balis & O'Neil, P.C.                          Betts & Holt
Suite 700                                             West Tower, 10th Floor
1140 19th Street, N. W.                               1333 H Street, N. W.
Washington, DC  20036-6607                            Washington, DC  20005-4707

Ms. Bonnie S. Blair, Esq.                             Mr. Richard D. Bousfield, Director
Thompson Coburn LLP                                   Western Power Services, Inc.
Suite 600                                             12200 Pecos Street
1909 K Street, N. W.                                  Suite 230
Washington, DC  20006-1167                            Denver, CO  80234-3424

Mr. R. Allen Bradley, Sr. V. P.                       Mr. Wallace E. Brand, Esq.
Engage Energy US, L.P.                                1730 K Street, N. W.
5 Greenway Plaza                                      Suite 1000
Coastal Tower                                         Washington, DC  20006-3868
Houston, TX  77046-0500


                                      SL-7


Mr. David Carne                                       Ms. Mary W. Cochran, Esq.
AJ Rowe & Associates                                  Arkansas Public Service Commission
5105 Backlick Rd.                                     1000 Center Street
Annadale, VA  22003-6005                              P. O. Box 400
                                                      Little Rock, AR  72203-0400

Mr. Jerry F. Coffey                                   Mr. James N. Compton, Esq.
Aquila Power Corporation                              Compton, Crowell and Hewitt
2533 N. 117th Street                                  146 Porter Avenue
Suite 200                                             P. O. Drawer 1937
Omaha, NE  68164-3679                                 Biloxi, MS  39533-1937

Mr. Terry S. Cowan                                    Mr. Stephen Page Daniel
Manager, Corporate Energy                             GDS Associates, Inc.
Occidental Chemical Corporation                       Suite 720
P. O. Box 809050                                      1850 Parkway Place SE
Dallas, TX  75380-9050                                Marietta, GA  30067-4439

Mr. Clark Evans Downs, Esq.                           Mr. Victor J. Elmer, Vice President
Mr. Martin V. Kirkwood, Esq.                          Louisiana Generating, LLC
Jones, Day, Reavis & Pogue                            P.O. Box 15540
1450 G Street, N. W.                                  Baton Rouge, LA  70895-5540
Washington, DC  20005-2088

Mr. Peter Esposito, Vice President.                   Mr. David T. Field
Dynegy Power Marketing, Inc.                          Koch Energy Trading , Inc.
805 - 15th Street, N. W.                              P. O. Box 3327
Suite 510-A                                           Houston, TX  77253-3327
Washington, DC  20005-2207

Mr. George M. Fleming, Esq.                           Mr. Michael R. Fontham, Esq.
General Counsel                                       Mr. Noel J. Darcy, Esq.
Public Utilities Staff                                Mr. Paul L. Zimmering, Esq.
Mississippi Public Service Commission                 Stone, Pigman, Walther, Wittman & Hutchinson
P. O. Box 174                                         546 Carondolet Street
Jackson, MS  39215-1174                               New Orleans, LA  70130-3588

Ms. Jacqueline M. Frick, Director                     Mr. Jeffry A. Froeschle
Council Utilities Regulatory Office                   Florida Power Corporation
Room 6E07 - City Hall                                 P. O. Box 14042
1300 Perdido Street                                   St. Petersburg, FL  33733-4042
New Orleans, LA  70112-2125


                                      SL-8


Mr. Ralph J. Gillis, Esq.                             Ms. Susan W. Ginsberg, Esq.
Mr. Edward T. Angley, Esq.                            Coastal Corporation
Gillis & Angley                                       2000 M Street, N. W.
160 Old Derby Street, Suite 227                       Suite 300
Hingham, MA  02043-4045                               Washington, DC  20036-3307

Mr. Ramon Gunter, Mayor                               Mr. Robert J. Haggerty, Esq.
City of Campbell                                      5505 Connecticut Avenue, N. W.
600 N. Main Street                                    Washington, DC  20015-2601
Campbell, MO  63933-1118

Mr. Joseph R. Hartsee, Director                       Mayor Patrick H. Hays
Enron Corporation                                     City of North Little Rock
1775 I Street, N. W.                                  P. O. Box 5757
Suite 800                                             North Little Rock, AR  72119-5757
Washington, DC  20006-2402

Mr. Mitchell F. Hertz, Esq.                           Ms. Judith K. Hicks, Director
Kirkland & Ellis                                      American Forest & Paper Association
655 - 15th Street, N. W.                              1111 - 19th Street, N. W.
Suite 1200                                            Suite 800
Washington, DC  20005-5701                            Washington, DC  20036-3603

Mr. Paul R. Hightower, Esq.                           Mr. George E. Johnson, Esq.
Arkansas Public Service Commission                    Dickstein, Shapiro, Morin & Oshinsky, LLP
1000 Center Street                                    2101 L Street, N. W.
P. O. Box 400                                         Washington, DC  20037-1526
Little Rock. AR  72203-0400

Mr. Steven J. Kean, Sr. Vice President                Mayor C. R. Kennemore
Enron Power Marketing, Inc.                           City of Osceola
1400 Smith Street                                     P. O. Box 443
Houston, TX  77002-7327                               316 West Hale Avenue
                                                      Osceola, AR  72370-0443

Mr. James Kirchhoff                                   Mr. Frank D. Ledoux. P. E.
Hope Water & Light                                    Engineering Manager
P.O. Box 2020                                         Lafayette Utilities System
Hope, AR  71802-2020                                  705 West University
                                                      P. O. Box 4017-C
                                                      Lafayette, LA  70502-4017


                                      SL-9


Ms. Linda Lee, Esq.                                   Legal Department
Federal Energy Regulatory Commission                  Chemical Manufacturers Association
888 First Street, N. E.                               1300 Wilson Boulevard
Washington, DC  20426-0001                            Arlington, VA  22209

Ms. Nancy A. Manning, Esq.                            Mr. Robert C. McDiarmid, Esq.
Dewey Ballantine                                      Ms. Lisa G. Dowden, Esq.
7500 Old Georgetown Road                              Spiegel & McDiarmid
Suite 1300                                            1350 New York Avenue, N. W.
Bethesda, MD  20814-6133                              Suite 1100
                                                      Washington, DC  20005-4709

Mr. Michael J. McGill                                 Mr. Wm. Bruce McKinley
TPC Corp                                              Mississippi Public Service Commission
200 Westlake Boulevard                                P. O. Box 1174
Suite 1000                                            Jackson, MS  39215-1174
Houston, TX  77079-2663

A. Kell McKinnis                                      Mr. John Stanley Miller
Louisiana Generating, LLC                             Mr. Stephen G. Kozey
10719 Airline Highway                                 AES Power, Inc.
P. O. Box 15540                                       1001 North 19th Street
Baton Rouge, LA  70895-5540                           Suite 2000
                                                      Arlington, VA  22209-1722

Mayor Lynne Moore                                     Mr. Ted Myers
City Hall                                             R. W. Beck & Associates
P. O. Drawer 607                                      Bank One Building, Suite 1900
Benton, AR  72015-0607                                1125 - 17th Street
                                                      Denver, CO  80202-2025

Mr. Ron Nefsky                                        Mr. Floyd L. Norton, IV
Central Louisiana Electric Company                    Mr. Gregory Camet
2030 Donahue Ferry Road                               Morgan, Lewis & Bockius
P. O. Box 5000                                        Suite 500
Pineville, LA  71361-5000                             1800 M Street, N. W.
                                                      Washington, DC  20036-5802

Mr. N. M. Norton, Jr.                                 Mr. Lawrence Nydes
Wright Lindsey & Jennings                             Equitable Power Services Company
200 West Capitol Avenue                               5555 San Felipe Street, Suite 2100
Suite 2200                                            Houston. TX  77056-2732
Little Rock, AR  72201-3605


                                     SL-10


Mr. Earle H. O'Donnell, Esq.                          Mr. Robert A. O'Neil, Esq.
Mr. James F. Bowe, Jr., Esq.                          Miller, Balis & O'Neil, P. C.
Dewey Ballentine                                      1140 - 19th Street, N. W.
1775 Pennsylvania Avenue, N. W.                       Suite 700
Washington, DC  20006-4605                            Washington, DC  20036-6607

Mr. Glen L. Ortman, Esq.                              Pan Energy Power Services, Inc.
Verner, Liipfert, Bernard, McPherson & Hand           Manager, Corporate Business Development
901 - 15th Street, N. W.                              5400 Westheimer Court
Suite 700                                             Houston, TX  77056-5310
Washington, DC 20005-2327

Ms. Kathryn L. Patton, Sr. Director                   Mr. William C. Randolph, President
Dynegy Power Marketing, Inc.                          Utility Management Corp.
1000 Louisiana                                        188 E. Capitol Street, Suite 350
Suite 5800                                            Jackson, MS  39201-2100
Houston, TX  77002-0050

Mr. Kenneth E. Randolph, Sr. V. P.                    Ms. MaryJane Reynolds, Esq.
Dynegy Power Marketing, Inc.                          Morrison & Reynolds
1000 Louisiana                                        1100 Vermont Street, N. W.
Suite 5800                                            Suite 405
Houston, TX  77002-0050                               Washington, DC  20005-3504

Mr. Fred Ritts, Esq.                                  Mr. Thomas L. Rudebusch, Esq.
Mr. William H. Burchette, Esq.                        Mr. Robert Weinberg, Esq.
Brickfield, Burchette & Ritts, PC                     Duncan, Weinberg, Genzer & Pembroke
1025 Thomas Jefferson Street, N. W.                   1615 M Street, N. W.
Washington, DC  20007-5201                            Suite 800
                                                      Washington, DC  20036-3219

Mr. John B. Rudolph, Esq.                             Mr. Michael Sarafolen
Hall, Estill, Hardwick, Gable                         North Star Steel Company
Suite 750, South Building                             1380 Corporate Circle
1120 - 20th Street, N. W.                             Eagan, MN  55121
Washington, DC  20036-3406

Ms. Sara D. Schotland, Esq.                           Ms. Susan B. Schultz, Esq.
Cleary, Gottleib, Steen & Hamilton                    Office of the Attorney General
2000 Pennsylvania Avenue, N. W.                       Natural Resources Division
Suite 9000                                            P. O. Box 12548, Capitol Station
Washington, DC  20006-1812                            Austin, TX  78701-2548


                                     SL-11


Mr. Robert F. Shapiro, Esq.                           Mr. D. David Slaton
Ms. Lynn N. Hargis, Esq.                              Chief Administrative Law Judge
Chadbourne & Parke                                    Arkansas Public Service Commission
Suite 300                                             1000 Center Street
1200 New Hampshire Avenue, N. W.                      P. O. Box 400
Washington, DC  20036-6802                            Little Rock, AR  72203-0400

Mr. William C. Slusser, Director                      Mr. Gordon J. Smith, Esq.
Florida Power Corporation                             John & Hengrer
P. O. Box 14042                                       1200 - 17th Street, N. W.
St. Petersburg, FL  33733-4042                        Suite 600
                                                      Washington, DC  20036-3013

Mr. Frank Spann                                       Mr. Bill Spears
Gulfstream Energy, LLC                                Central & South West Services, Inc.
2930 Revere Street                                    P. O. Box 660164
Suite 202                                             Dallas, TX  75266-0164
Houston, TX  77098-5633

Mr. Fred Stelly                                       Mr. Larry Stockton
Louisiana Energy and Power Authority                  City of Prescott
210 Venture Way                                       P. O. Box 676
Lafayette, LA  70507-5319                             Prescott, AR  71857-0676

Mr. John T. Stough, Jr., Esq.                         Mr. Carl N. Stover, Jr.
Hogan & Hartson, LLP                                  C. H. Guernsey & Company
555 - 19th Street, N. W.                              5555 North Grand Boulevard
Washington, DC  20004-1109                            Oklahoma City, OK  73112-5507

Mr. Gene Sweat                                        Mayor Howard Taylor
Farmers Electric Cooperative Corporation              City of Prescott
U. S. Highway 67 North                                P. O. Box 676
P. O. Box 400                                         Prescott, AR  71857-0676
Newport, AR  72112-0400

Mr. Jess Totten                                       USGen Power Services, L.P.
Electric Division                                     7500 Old Georgetown Road
Public Utility Commission of Texas                    Bethesda, MD  20814-6161
1701 N. Congress, Suite 700
P. O. Box 13326
Austin, TX  78711-3326


                                     SL-12


Mr. Joseph A. Vumbaco                                 Ms. Nan Wagoner
Legend Consulting Group                               Duke Energy Trading & Marketing, LLC
4643 South Ulster Street                              P. O. Box 1642
Suite 1485                                            Houston, TX  77251-1642
Regency Plaza One Building
Denver, CO  80237-2869

Mr. Michael L. Wallace, Esq.                          Mr. Jeffery D. Watkiss, Esq.
Reliant Energy Services                               Bracewell & Patterson, L.L.P.
P. O. Box 4455                                        2000 K Street, N. W.
Houston, TX  77210-4455                               Suite 500
                                                      Washington, DC  20006-1872

Mr. Charles F. Wheatley, Jr., Esq.                    Mayor Nova Wilcox
Mr. Timothy P. Ingram, Esq.                           City of Thayer
Wheatley & Ranquist                                   P. O. Box 76
34 Defense Street                                     Thayer, MO  65791-0076
Annapolis, MD  21401-3103

Mr. George H. Williams, Esq.                          Mr. Zachary D. Wilson, Esq.
Cameron McKenzie                                      321 North Maple Street
2175 K Street, N. W.                                  P. O. Box 5578
Suite 500                                             North Little Rock, AR  72119-5578
Washington, DC  20037-1831

Mr. Ward Wimbish                                      Ms. Connie Woodard
West Memphis Utility Commission                       City of North Little Rock
P. O. Box 1868                                        800 East Main Street
West Memphis, AR  72303-1868                          P. O. Box 159
                                                      North Little Rock, AR  72115-0159


                                     SL-13

